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                                                                   EXHIBIT 10.16

                                                               EXECUTION VERSION

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            AGREEMENT OF PURCHASE AND SALE FOR PARTNERSHIP INTERESTS

                                     Between

                   RADNOR PROPERTIES ASSOCIATES-II, L.P., AND
                            RADNOR GP-145 KOP, L.L.C.
                             (TOGETHER, AS SELLERS)

                                      -and-

                               BIOMED REALTY, L.P.

                                 (AS PURCHASER)

            PARTNERSHIP INTERESTS IN RADNOR PROPERTIES-145 KOP, L.P.

================================================================================

                                  JUNE 23, 2004

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            AGREEMENT OF PURCHASE AND SALE FOR PARTNERSHIP INTERESTS

      THIS AGREEMENT OF PURCHASE AND SALE FOR PARTNERSHIP INTERESTS (the "Agreement") is made as of the 23rd day of June, 2004, by and between RADNOR PROPERTIES ASSOCIATES-II, L.P. ("RAD PROP-II"), a Delaware limited partnership and RADNOR GP-145 KOP, L.L.C. ("RAD GP-145 KOP"), a Delaware limited liability company (RAD PROP-II and RAD GP-145 KOP are individually referred to as a "Seller" and collectively referred to as the "Sellers"), and BIOMED REALTY, L.P., a Maryland limited partnership ("Purchaser").

                                   BACKGROUND

      A. Radnor Properties-145 KOP, L.P. (the "Partnership"), a Delaware limited partnership, is the owner of certain land, together with a certain building, improvements and other real, personal and mixed property (collectively, the "Property"), consisting of the following:

            (1) All that certain tract, lot or parcel of ground, together with all easements, rights and privileges appurtenant thereto, located in Radnor Township, Delaware County, Pennsylvania, being more particularly described on Exhibit A hereto, and containing in area approximately 18.924 acres of land (the "Land").

            (2) All buildings, structures and other improvements situated on the Land (collectively, the "Improvements") consisting of six buildings containing approximately 427,109 rentable square feet of space, together with appurtenant amenities and other structures and improvements (the Land and the Improvements are referred to herein together as the "Real Estate").

            (3) All machinery, fixtures, systems, equipment and other personal property owned by the Partnership and attached or pertaining to, or otherwise located in or on or used in connection with, any part or all of the Real Estate, including, as of the Closing Date, all trade fixtures attached to the Improvements, all supplies, brochures, tenant lists, correspondence and files, and vendor and supplier lists, including leases for space within the Improvements as of Closing, together with all security deposits made thereunder (but excluding, except for security deposits made under the Leases, all cash and accounts receivable of the Partnership and all equipment, furniture, furnishings and other property owned by the property manager or leasing agent for the Property (but in each case, excluding trade fixtures that are attached to the Improvements) or owned by any present or prior Tenant at the Property, all such personal property (excluding trade fixtures) is more specifically described on Exhibit B hereto (the "Personalty").

            (4) All intangible property used in connection with any of the foregoing, including, without limitation, all trademarks, logos, trade names and telephone numbers (the "Intangible Property"), but specifically excluding any rights or intangible property associated

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with The Rubenstein Company, L.P., The Rubenstein Brokerage Group, Inc., Radnor
Financial Center or any logo therefor.

      B. The existing partners of the Partnership and their respective partnership interests in the Partnership, as of the date of this Agreement, are as follows:

RAD PROP-II                99.5%
RAD GP-145 KOP              0.5%
                          -----
Total                       100%

      C. RAD GP-145 KOP is the General Partner of the Partnership. RAD PROP-II is the limited partner of the Partnership.

      D. RAD GP-145 KOP desires to sell its entire 0.5% general partnership interest in the Partnership to Purchaser and Purchaser desires to acquire such 0.5% general partnership interest in the Partnership, all upon and subject to the terms and conditions set forth in this Agreement.

      E. From its 99.5% limited partnership interest in the Partnership, RAD PROP-II desires to sell to Purchaser an 88.5% limited partnership interest in the Partnership (and retain an 11% limited partnership interest in the Partnership) and Purchaser desires to acquire such 88.5% limited partnership interest in the Partnership, all upon and subject to the terms and conditions set forth in this Agreement.

      F.    The interests being acquired by Purchaser, as described in clauses
D. and E. above are collectively called the "Acquired Interests". The remaining 11% partnership interests are called the "Retained Interests".

      G. Sellers are prepared to sell and convey the respective Acquired Interests to Purchaser, and Purchaser is prepared to purchase and accept the respective Acquired Interests from Sellers, all on and subject to the terms and conditions hereinafter set forth.

                                   AGREEMENTS

      In consideration of the foregoing and of the covenants and conditions hereinafter set forth, and intending to be legally bound hereby, the parties hereto agree:

      1. DEFINITIONS.

            1.1. DEFINED TERMS. The following terms when used in this Agreement will have the respective meanings set forth below. Certain other terms when used in this Agreement will have the meanings set forth in the context hereof.

      "Acquired Interests" shall have the meaning set forth in Background Section F.

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      "Affiliate" shall mean, with respect to any specified Person, any other
Person that (1) directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with the specified Person; (2) is a partner, director, officer or trustee of the specified Person or of any Person covered by clause (1) above; or (3) is a partner of a partnership or joint venture which owns, or is a beneficiary or trustee of a trust which owns, or other owner of any stock or other evidence of beneficial ownership in, the specified Person or any Person who directly or indirectly through one or more intermediaries controls or is controlled by the specified Person. For purposes of this definition, the term "control" means the possession, directly or indirectly, of the power to direct or to cause the direction of the management and policies of a Person, whether through the ownership of voting stock, beneficial interests or partnership interests, by contract or otherwise.

      "Agreement" shall mean this Agreement of Purchase and Sale of Partnership Interests and all amendments and supplements hereto, together with the Exhibits attached hereto, as the same may be amended, restated, supplemented or otherwise modified.

      "Balance" shall have the meaning set forth in Section 4.2.

      "Benefit Plan" shall mean an "employee benefit plan" within the meaning of
Section 3(2) of ERISA, or any employment, consulting, severance parachute or change in control, or other similar contract agreement, arrangement or policy, or any plan arrangement (written or oral), program, agreement or commitment providing for insurance coverage (including without limitation any self-insured arrangements), workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits, life, health, disability or accident benefits (including without limitation any "voluntary employees' beneficiary association" as defined in Section 501(c)(9) of the Code providing for the same or other benefits) or for deferred compensation, profit-sharing bonuses, stock options, stock appreciation rights, stock purchases or other forms of incentive compensation or post-retirement insurance, compensation or benefits.

      "Business Day" shall mean any day other than a Saturday, Sunday, federal holiday or other day on which national banks operating in Philadelphia, Pennsylvania are authorized or required to be closed for the conduct of regular banking business.

      "Call Option" shall have the meaning set forth in Section 6.2.

      "Centocor" shall have the meaning set forth in Section 23.

      "Claim" shall mean any claim, liability, proof of claim, demand, complaint, summons, legal, equitable or administrative action, suit, proceeding, chose in action, damage, judgment, penalty or fine.

      "Closing" shall mean the delivery of the Closing Documents, the payment of the Purchase Price and the consummation of the sale and purchase of the Property pursuant to this Agreement.

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      "Closing Date" shall mean the date on which Closing actually occurs.

      "Closing Documents" shall mean all documents and instruments identified in
Section 12 hereof and all other documents and instruments which, under the terms of this Agreement, are to be executed and delivered by Sellers or Purchaser or both at Closing.

      "Code" means the Internal Revenue Code of 1986, as amended from time to time, or any corresponding federal tax statute enacted after the date of this Agreement. A reference to a specific section of the Code refers not only to such specific section but also to any corresponding provision of any federal tax statute enacted after the date of this Agreement, as such specific section or corresponding provision is in effect on the date of application of the provisions of this Agreement containing such reference.

      "Collateral Release" shall have the meaning set forth in Section 6.1.2.

      "Contest Process" shall have the meaning set forth in Section 13.6.

      "Condition of the Property" shall have the meaning set forth in Section
17.

      "Confidentiality Agreement" shall have the meaning set forth in Section 21.9.

      "Contract" shall mean and include (1) any agreement of sale, option agreement, right of first offer, right of last offer or right of first refusal;
(2) any lease, tenancy agreement, license or other right of occupancy; (3) any development, construction or improvement agreement, any utility allocation agreement, any use covenant or any restrictive or other covenant, or any other restriction, covenant or agreement; (4) any purchase, management, real estate, leasing or rental commission, service, maintenance, employment or other contract or agreement; or (5) any other contract, agreement, covenant, arrangement or understanding. The definition of "Contract" as aforesaid is intended to exclude the Loan Documents.

      "Current Rent Roll" shall have the meaning set forth in Section 7.2.4.

      "Demanding Party" shall have the meaning set forth in Section 5.6.

      "Deposit" shall have the meaning set forth in Section 4.1.

      "Deposit Demand" shall have the meaning set forth in Section 5.6.

      "Disclosure Schedule" means the Disclosure Schedule attached hereto which shall be deemed to include all of the items contained in each of the Exhibits to this Agreement.

      "Due Diligence Condition" shall have the meaning set forth in Section 10.4.2.

      "Entity Rep Survival Period" shall have the meaning set forth in Section 7.4.1.

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      "Environmental Laws" means all present and future federal, state or local laws, ordinances, codes, statutes, regulations, administrative rules, policies or orders, and other authorities, which relate to the environment and/or classify, regulate, impose liability, obligations, restrictions on ownership, occupancy, transferability or use of the Property, and/or list or define hazardous substances, materials, wastes, contaminants, pollutants and/or the Hazardous Materials, including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C.
Section 9601, et seq., as now or hereafter amended, the Resources Conservation and Recovery Act, 42 U.S.C. Section 6901, et seq., as now or hereafter amended, the Hazardous Materials Transportation Act, 49 U.S.C. Section 1081, et seq., as now or hereafter amended, the Clean Water Act, 33 U.S.C. Section 1251, et seq., as now or hereafter amended, the Clean Air Act, 42 U.S.C. Section 7901, et seq., as now or hereafter amended, the Toxic Substance Control Act, 15 U.S.C. Sections 2601 through 2629, as now or hereafter amended, the Public Health Service Act, 42 U.S.C. Sections 300f through 300j, as now or hereafter amended, the Emergency Planning and Community Right-to-know Act, 42 U.S.C. Sections 11001 to 11050, as now or hereafter amended, the Occupational Safety and Health Act, 29 U.S.C. Sections 651 to 678, as now or hereafter amended, and any similar federal, state or local laws and ordinances and the regulations now or hereafter adopted, published and/or promulgated pursuant thereto and other federal, state and local laws relating to industrial hygiene, environmental protection or the use, analysis, generation, manufacture, storage, disposal or transportation of any Hazardous Materials.

      "Extended Survival Sections" shall have the meaning set forth in Section 21.6.

      "Escrow Agent" shall mean Chicago Title Insurance Company, having offices at 700 South Flower Street, Suite 3305, Los Angeles, California 90017.

      "Escrow Funds" shall have the meaning set forth in Section 5.2.

      "Financial Statements" shall have the meaning set forth in Section 7.2.11.

      "First Loan" shall have the meaning set forth in Section 6.1.1.

      "GAAP" means accounting principles generally accepted in the United States and practices consistently applied for all periods so as to properly reflect the financial condition, results of operations and changes in cash flows of any entity.

      "Governmental Authority" shall mean any and all applicable courts, boards, agencies, commissions, offices or authorities of any nature whatsoever for any governmental or quasi-governmental unit (federal, state, county, township, district, municipal, city, departmental or otherwise) whether now or hereafter in existence.

      "Hazardous Material" means all hazardous wastes, toxic substances, pollutants, contaminants, radioactive materials, flammable explosives and other such materials, including, but not limited to, substances defined as "hazardous substances," "hazardous materials," "toxic substances," "toxic pollutants," or "infectious waste" in any applicable laws or regulations,

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including, but not limited to, the Environmental Laws, and any material that has been shown to have significant adverse effects on human health, including, but not limited to, asbestos, polychlorinated biphenyls ("PCBs"), urea formaldehyde foam insulation, petroleum products (including any products or by-products therefrom), lead-based paints, and any material containing or constituting any of the foregoing, and any such other substances, materials and wastes which are or become regulated by reason of actual or threatened risk of toxicity causing injury or illness, under any Environmental Laws or other applicable federal, state or local law, statute, ordinance or regulation, or which are classified as hazardous or toxic under current or future federal, state or local laws or regulations.

      "Initial Deposit" shall have the meaning set forth in Section 4.1.

      "Improvements" shall have the meaning set forth in Background Section A.

      "Inspections" shall have the meaning set forth in Section 10.4.1.

      "Insured Claims" shall have the meaning set forth in Section 7.2.6.

      "Intangible Property" shall have the meaning set forth in Background Section A.

      "Land" shall have the meaning set forth in Background Section A.

      "Laws" shall mean all laws, statutes, ordinances, codes, rules, decrees and regulations of the United States of America or any state, commonwealth, city, county, township, municipality or department or agency thereof, or of any other Governmental Authority.

      "Lease" shall have the meaning set forth in Section 7.2.4.

      "Lease Revenues" shall mean, with respect to each applicable lease, the difference of (a) the amount of all rent (i.e. base rent (and any other payments payable by a tenant in lieu of base rent) and recoveries of operating expenses, taxes and insurance expenses (and any other payments payable by a tenant in lieu of such recoveries)) payable to the Reconstituted Partnership under such lease, less (b) the portion of operating expenses, taxes and insurance expenses that are fairly allocable to the lease premises.

      "Leases" shall have the meaning set forth in Section 7.2.4.

      "Leasing Agent" shall have the meaning set forth in Section 6.3.

      "Leasing Agreement" shall have the meaning set forth in Section 6.3.

      "Leasing Costs" shall mean, with respect to each applicable lease, all out-of-pocket payments required under such lease to be paid by the landlord/lessor thereunder, and any rent abatement or other rent concessions granted to the tenant under such lease, which are in the nature of a tenant inducement, including specifically, but without limitation, tenant improvement costs, improvement costs for improvements to the Property which are specifically required by

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such lease, lease buyout costs, free rent and moving, design, refurbishment and other allowances and leasing commissions. For purposes of calculation, all Leasing Costs shall be allocated on a straight-line basis over the entire initial term of the applicable lease, except that expenditures for all capital improvements shall be allocated on a straight-line basis over the greater of the entire initial term of the applicable lease and the useful life of the capital improvement.

      "Lender" shall mean the lender under any Outstanding Indebtedness.

      "Lender Approval" shall mean that each Lender shall have approved in writing the transfer of the Acquired Interests to Purchaser and the other transactions contemplated hereby and, effective as of the Closing, shall have fully released and discharged TRCLP and each Affiliate of TRCLP (other than the Partnership) from all Outstanding Indebtedness Liability.

      "Liabilities" means any direct or indirect liability, indebtedness, obligation, commitment, expense, claim, guaranty or endorsement of or by any person of any type, whether accrued, absolute, contingent, matured, unmatured or other.

      "Lien" means any mortgage, deed of trust, lien (statutory or other), pledge, hypothecation, assignment, security interest, or any other encumbrance or charge.

      "Loan Documents" shall mean the documents evidencing and/or securing the Outstanding Indebtedness.

      "Management Agent" shall have the meaning set forth in Section 6.5.

      "Management Agreement" shall have the meaning set forth in Section 6.5.

      "Master Agreement" shall have the meaning set forth in Section 6.4.

      "Master Agreement Space" shall mean the space located within the Improvements, and more particularly described in Exhibit C, which is deemed to encompass 175,378 rentable square feet.

      "Material Adverse Change" means a material adverse change occurring from and after the date hereof in the business, operations or financial condition of the Partnership or the Property.

      "Material Adverse Effect" means (i) any material adverse effect or change in the condition, assets, Liabilities or Liens of the Property or on the ability of the Partnership to operate its the Property in the manner which its has been operated historically, or any event or condition which would, with the passage of time, constitute such a material adverse effect or Material Adverse Change,
(ii) any material adverse effect or change in the condition (financial or other), business, results of operations, prospects, assets, Liabilities or operations of the Partnership or any event or condition which would, with the passage of time, constitute a

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material adverse effect or Material Adverse Change and (iii) any Material
Adverse Change in the ability of Sellers to consummate the transactions contemplated hereby.

      "Material Taking" shall mean any taking or condemnation (or notice thereof) for any public or quasi-public purpose or use by any competent authority in appropriate proceedings or any exercise of a right of eminent domain of (a) ten percent (10%) or more of the aggregate area of the Land or the Improvements or (b) any portion of the Land or the Improvements that is reasonably necessary to provide access to the remainder of the Land or the Improvements.

      "Monetary Lien" shall mean any Lien of a monetary nature encumbering or otherwise affecting all or any portion of the Property, other than the Outstanding Indebtedness or the Loan Documents.

      "Non-Demanding Party" shall have the meaning set forth in Section 5.5.

      "Notice of Title Objections" shall have the meaning set forth in Section 15.3.

      "Objection Notice" shall have the meaning set forth in Section 5.5.

      "Objection Period" shall have the meaning set forth in Section 5.5.

      "Other Party" shall have the meaning set forth in Section 6.4.

      "Outstanding Indebtedness" shall mean, collectively, the First Loan and any other indebtedness of the Partnership for borrowed money which is outstanding immediately prior to the Closing.

      "Outstanding Indebtedness Liability" shall mean, collectively, any guaranty or other liability of TRCLP or any Affiliate of TRCLP (other than the Partnership) under any Loan Document and/or with respect to any Outstanding Indebtedness from and after the Closing Date, including, without limitation, the Continuing Guaranty (as amended by the Second Amendment to Continuing Guaranty) and the Amended and Restated Environmental Compliance and Indemnification Agreement, each relating to the First Loan.

      "Owner's Portion" shall mean, with respect to any Subject Lease, the portion of the Term of such Subject Lease that extends beyond the forty-second
(42nd) full calendar month after the Closing.

      "Partnership" shall have the meaning set forth in Background Section A.

      "Person" shall mean any natural person, corporation, general partnership, limited partnership, limited liability company, joint stock company, joint venture, proprietorship, trust, association, or other entity, enterprise, authority or business organization.

      "Permitted Exceptions" shall mean the following title exceptions: (1) the lien of all ad valorem real estate taxes, lienable utility services and assessments not yet due and payable as of the Closing Date; (2) federal, state, and local zoning and building laws, ordinances and regulations; (3) the matters shown on Exhibit 15.3 to this Agreement (subject to the right of Purchaser to object to the same as herein provided); (4) the Leases; (5) any further or additional items appearing on Schedule B of Purchaser's title commitment for the Property which have not been objected to by Purchaser in accordance with the terms of this Agreement; and (6) all liens securing the Outstanding Indebtedness unless Purchaser elects to prepay the Outstanding Indebtedness. For the avoidance of doubt, if Purchaser elects to prepay the principal and accrued interest of the Outstanding Indebtedness in full, then the Outstanding Indebtedness shall not be a Permitted Exception.

      "Personalty" shall have the meaning set forth in Background Section A.

      "Property" shall have the meaning set forth in Background Section A.

      "Proposed Lease" shall have the meaning set forth in Section 18.2.

      "Pro Ration Date" shall mean the day immediately preceding the Closing
Date.

      "Purchaser's IPO" shall mean the initial offering and sale of shares of Purchaser's REIT Entity to the public.

      "Purchaser's REIT Entity" shall mean BioMed Realty Trust, Inc., a Maryland corporation.

      "Purchaser's REIT Entity's Call/Put Guaranty" shall have the meaning set forth in Section 6.2.

      "Purchaser's REIT Entity's IPO Guaranty" shall have the meaning set forth in Section 20.2.

      "Purchase Price" shall have the meaning set forth in Section 3.1.

      "Purchaser" shall have the meaning set forth in the Preamble.

      "Purchaser Property Materials" shall mean all surveys, environmental reports, geotechnical studies, engineering and other plans, engineering reports, traffic studies, fiscal impact studies, zoning and land use studies, wetlands reports, and sewer and soil studies, and all other plans, studies, reports, appraisals, test results, analyses, examinations, surveys, agreements,

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covenants, and other materials related to the Property, all as in the possession or control of Purchaser or as prepared or commissioned by, for or at the direction of Purchaser.

      "Put Option" shall have the meaning set forth in Section 6.2.

      "Real Estate" shall have the meaning set forth in Background Section A.

      "Reconstituted Partnership" shall mean the Partnership as reconstituted by the Restated Partnership Agreement.

      "REIT" means a real estate investment trust within the meaning of Sections 856 through 860 of the Code.

      "Restated Partnership Agreement" shall mean the Amended and Restated Partnership Agreement for the Partnership to be executed by all named partners therein at Closing hereunder.

      "Retained Interests" shall have the meaning set forth in Background Section F.

      "Scheduled Closing Date" shall have the meaning set forth in Section 12.1.

      "Second Deposit" shall have the meaning set forth in Section 4.1.

      "Second Loan" shall have the meaning set forth in Section 6.1.1.

      "Security Deposit" shall mean all security deposits or other deposits in the nature of security made by the Tenant under a Lease and presently in the possession of any Seller.

      "Seller" shall have the meaning set forth in the Preamble.

      "Sellers' Entity Representations" shall have the meaning set forth in
Section 7.1.

      "Sellers' Property Representations" shall have the meaning set forth in
Section 7.2.

      "Seller Property Materials" shall mean all surveys, environmental reports, geotechnical studies, engineering and other plans, engineering reports, traffic studies, fiscal impact studies, zoning and land use studies, wetlands reports, and sewer and soil studies, and all other plans, studies, reports, test results, analyses, examinations, surveys, agreements, covenants, and other materials related to the Property, all as in the possession or control of any Seller or the Partnership or as prepared or commissioned by, for or at the direction of any Seller or the Partnership; provided, nevertheless, that excluded from Seller Property Materials are any and all materials not directly related to the leasing, maintenance and/or management of the Property such as, without limitation, any Seller's internal memoranda, financial projections, budgets, appraisals, computer hardware, software and data, and other or similar proprietary, elective or confidential information (it being agreed however by the parties that Seller Property Materials shall include any and all contracts and leases related to the Property, any and all information and documentation related to the Property's and/or the Partnership's compliance with applicable laws, and any and all of the Partnership's organizational documents).

      "Subject Lease" shall have the meaning set forth in Section 6.3.

      "Tax Review Board" shall have the meaning set forth in Section 13.6.

      "Tax" or "Taxes" shall mean (a) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, license, registration, recording, documentary, conveyancing, gains, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest, penalty, addition to tax or additional amount imposed by any governmental authority responsible for the imposition of any such tax, and (b) liability for the payment of any amounts of the type described in clause (a) as a result of being a transferee or a party to any agreement or any express or implied obligation to indemnify any other Person.

      "Tax Return" shall mean a report, return or other information required to be supplied to a governmental agency with respect to Taxes.

      "Tenant" shall have the meaning set forth in Section 7.2.4.

      "Tenant Inducement Costs" shall mean any out-of-pocket payments required under a Lease to be paid by the landlord thereunder to or for the benefit of the Tenant thereunder which is in the nature of a tenant inducement, including specifically, but without limitation, tenant improvement costs, improvement costs for improvements to the Property generally, lease buyout costs, free rent and moving, design, refurbishment and other allowances.

      "Termination Date" shall mean the date on which this Agreement shall terminate by reason of any of the provisions set forth herein.

      "Termination Notice" shall have the meaning set forth in Section 10.4.2.

      "Termination Notice Date" shall mean July 15, 2004.

      "Termination Right" shall have the meaning set forth in Section 10.4.2.

      "Third Deposit" shall have the meaning set forth in Section 4.1.

      "Title Insurer" shall mean any title insurance company selected by Purchaser for the purpose of insuring Purchaser's title to the Property at Closing.

      "Transfer Tax" shall have the meaning set forth in Section 13.6.

      "TRCLP" shall mean The Rubenstein Company, L.P., a Delaware limited partnership.

      "Updated Rent Roll" shall have the meaning set forth in Section 7.2.4.

            1.2. GENERAL DEFINITIONAL PROVISIONS. Unless the context of this Agreement otherwise requires: (1) words of any gender are deemed to include each other gender; (2) words using the singular or plural number also include the plural or singular number, respectively; (3) the terms "hereof", "herein", "hereby", "hereto", and derivative or similar words, refer to this entire Agreement; (4) the terms "Section" or "subsection" refer to the specified Section or subsection of this Agreement; (5) the term "party" means, on the one hand, Sellers and, on the other hand, Purchaser, and each of their respective successors and permitted assigns; (6) as used herein, the "execution date" of this Agreement or "date" of this Agreement will in each case mean and be deemed to be the date set forth in the Preamble; (7) all references to "dollars" or "$" refer to currency of the United States of America; (8) accounting terms not otherwise defined herein have the meanings assigned to them in accordance with GAAP; and (9) the terms "include" or "including" will mean without limitation by reason of enumeration.

      2. PURCHASE AND SALE. Sellers respectively agree to sell and convey the Acquired Interests to Purchaser, and Purchaser agrees to purchase and accept the Acquired Interests from the respective Sellers, in each case for the purchase price and on and subject to the other terms and conditions stated herein.

      3. PURCHASE PRICE. The aggregate purchase price for the Acquired Interests (the "Purchase Price") shall be Seventy-Nine Million, Two Hundred and Ten Thousand Dollars ($79,210,000), (i) decreased by eighty-nine percent (89%) of all principal, accrued interest and the other amounts owing (whether or not due) on any Outstanding Indebtedness which exists immediately prior to the Closing, and before any prepayment of the Outstanding Indebtedness by Purchaser (the full amount of the Outstanding Indebtedness is referred to as the "Outstanding Indebtedness Amount"); and (ii) subject to the adjustments, if applicable, set forth in Section 12.1 below, and subject to the apportionments set forth in
Section 13 below. To the extent that the Outstanding Indebtedness exceeds or is less than $78,000,000 then the purchase price for the Retained Interests in connection with the Put Option and the Call Option (as set forth in Section 6.2) will be appropriately adjusted.

      4. PAYMENT TERMS. The Purchase Price shall be paid to Sellers by Purchaser in accordance with the following:

            4.1. DEPOSIT. The deposit (together, the "Deposit") shall consist of three portions: (A) the initial deposit (the "Initial Deposit") of cash in the amount of One Million Dollars ($1,000,000) payable as set forth in Section
5.1 below; (B) the second deposit (the "Second Deposit"), in the amount of One Hundred Fifty Thousand Dollars ($150,000) payable no later than 5:00 P.M. (Eastern time) on August 11, 2004 (the date and time required for payment of such Second Deposit being strictly of the essence of this Agreement) if Purchaser elects to extend the Scheduled Closing Date in accordance with Section
12.1 below; and (C) the third deposit (the "Third Deposit"), in the amount of Two Hundred Thousand Dollars ($200,000) payable no later than 5:00 P.M. (Eastern time) on September 10, 2004 (the date and time required for payment of such Third Deposit being strictly of the essence of this Agreement) if Purchaser elects to further extend the Scheduled Closing Date in accordance with Section 12.1 below. Each component of the Deposit shall be posted in cash, payable by bank certified or cashier's check to Escrow Agent. The Initial Deposit shall be credited at Closing to the Purchase Price. At Closing, the Second Deposit shall be credited against the First Extension Fee, and the Third Deposit shall be credited against the Second Extension Fee.

            4.2. BALANCE OF THE PURCHASE PRICE. The balance of the Purchase Price (the "Balance"), subject to prorations and adjustments and to application of the Initial Deposit as set forth herein, shall be paid at Closing by wire transfer of immediately available federal funds.

            4.3. PAYMENT AND NOTICE ADMINISTRATION. All payments and other deliveries to one or more Sellers hereunder shall be made to RAD GP-145 KOP, which shall (as the departing General Partner of the Partnership) make the appropriate allocations and payments or deliveries to the appropriate Seller.

      5. ESCROW OF DEPOSIT.

            5.1. ESCROW AGENT. The Initial Deposit has been or shall be deposited by Purchaser no later than three (3) days after the date hereof with, and shall be held in escrow by, the Escrow Agent.

            5.2. APPLICATION OF ESCROW FUNDS. The parties and Escrow Agent agree that the Deposit, together with all interest earned thereon (the Deposit, together with all interest earned thereon, are referred to herein together as the "Escrow Funds"), shall be applied as follows:

                  5.2.1. If Closing is held, the Deposit shall be paid over to Sellers at Closing (by wire transfer of immediately available federal funds) and the Initial Deposit shall be credited to the Purchase Price; and all interest earned thereon shall be paid to Purchaser.

                  5.2.2. If Closing is not held by reason of Purchaser's default, the Escrow Funds shall be paid over to Sellers for use and application by Sellers as provided for in Section 20.2 below.

                  5.2.3. If Closing is not held by reason of Sellers' default, the Escrow Funds and the Letters of Credit (if any) posted by Purchaser shall be paid over to Purchaser for use and application by Purchaser as provided for in
Section 20.1 below.

                  5.2.4. If Closing is not held by reason of a failure of condition and not by reason of a default by Sellers or Purchaser hereunder, the Escrow Funds shall be paid over to Purchaser, this Agreement shall terminate and no longer shall be of any force or effect, and no party shall have any further liability or obligation hereunder to any other, except under such provisions which shall expressly survive a termination of this Agreement.

            5.3. MANNER OF HOLDING. The Escrow Funds shall be held in an interest bearing money-market account with a federally insured national or state-chartered bank, savings bank, or savings and loan association acceptable to and first approved by Sellers and Purchaser. Purchaser shall provide a completed and executed W-9 form to Escrow Agent.

            5.4. LIMITATION OF LIABILITY. Escrow Agent and its officers and employees are acting as agents only, and will in no case be held liable either jointly or severally to any party for the performance of any term or covenant of this Agreement or for damages for the nonperformance hereof, nor shall Escrow Agent be required or obligated to determine any questions of fact or law. Escrow Agent's only responsibility hereunder shall be for the safekeeping of the Escrow Funds and the full and faithful performance by Escrow Agent of the duties imposed by this Section 5.

            5.5. CONFLICTING DEMANDS. Upon receipt of a written demand for the Escrow Funds (a "Deposit Demand") by Sellers or Purchaser (the "Demanding Party"), Escrow Agent shall promptly send a copy of such Deposit Demand to the other party (the "Non-Demanding Party"). Escrow Agent shall hold the Escrow Funds for five (5) Business Days from the date of delivery by Escrow Agent of the Deposit Demand to the Non-Demanding Party (the "Objection Period") or until Escrow Agent receives a confirming instruction from the Non-Demanding Party. In the event the Non-Demanding Party delivers to Escrow Agent written objection to the release of the Escrow Funds to the Demanding Party (an "Objection Notice") within the Objection Period (which Objection Notice shall set forth the basis under this Agreement for objecting to the release of the Escrow Funds), Escrow Agent shall promptly send a copy of the Objection Notice to the Demanding Party. In the event no Objection Notice is received by Escrow Agent within the Objection Period, Escrow Agent shall promptly release the Escrow Funds to the Demanding Party in accordance with the Deposit Demand. In the event an Objection Notice is received by Escrow Agent within the Objection Period, Escrow Agent, in its good faith business judgment, may disregard all inconsistent instructions received from either party and may either (1) hold the Escrow Funds until the dispute is mutually resolved and Escrow Agent is advised of such mutual resolution in writing by both Sellers and Purchaser, or Escrow Agent is otherwise instructed by a final, non-appealable judgment of a court of competent jurisdiction, or (2) deposit the Escrow Funds with a court of competent jurisdiction by an action of interpleader (whereupon Escrow Agent shall be released and relieved of any further liability or obligations hereunder from and after the date of such deposit). In the event Escrow Agent shall in good faith be uncertain as to its duties or obligations hereunder or shall receive conflicting instructions, claims or demands form the parties hereto, Escrow Agent shall promptly notify both parties in writing and thereafter Escrow Agent shall be entitled (but not obligated) to refrain from taking any action other than (1) to perform its duties under Section 5.2 above, and (2) to keep safely the Escrow Funds until Escrow Agent shall receive a joint instruction from Sellers and Purchaser clarifying Escrow Agent's uncertainty or resolving such conflicting instructions, claims or demands, or until a final non-appealable judgment of a court of competent jurisdiction instructs Escrow Agent to act.

      6. CERTAIN PRE-CLOSING AND OTHER MATTERS.

            6.1. REGARDING THE OUTSTANDING INDEBTEDNESS. Purchaser acknowledges that as of the date hereof and immediately before the Closing, the Partnership is and shall be responsible as borrower for all of the terms, conditions, encumbrances and other provisions of the Loan Documents and that title to the Property is and will be encumbered by and subject to all liens securing the Outstanding Indebtedness.

            6.1.1. OUTSTANDING INDEBTEDNESS. It is the expectation of the parties that immediately prior to the Closing, the Outstanding Indebtedness will consist of two separate loans. The first loan (the "First Loan") is a mortgage loan originally made by Manufacturers and Traders Trust Company ("M&T), a New York banking company, to the Partnership on April 4, 2002, as amended on April 29, 2004. Immediately prior to the Closing, it is expected (but not guaranteed) that the outstanding principal amount of First Loan shall be approximately $27,000,000. The second loan (the "Second Loan") is (or will be) a loan to the Partnership (which may or may not be secured by a lien on the Property or on any other assets of the Partnership). Immediately prior to the Closing, it is expected (but not guaranteed) that the outstanding principal amount of Second Loan shall be approximately $50,000,000. Notwithstanding the foregoing, the First Loan and the Second Loan may take the form of a modified single First Loan made by M&T.

            6.1.2. LENDER APPROVAL AND ASSUMPTION AND RELEASE. The parties acknowledge that neither party shall have any obligation to pay or prepay any Outstanding Indebtedness prior to, at or in connection with the Closing; provided, however, that if and to the extent any Outstanding Indebtedness is not paid (at the latest) in connection with the Closing, then in connection with or prior to the Closing (i) Purchaser shall have secured Lender Approval; and (ii) all collateral posted by TRCLP and/or any Affiliate of TRCLP (other than the Partnership) which secures any Outstanding Indebtedness or any Outstanding Indebtedness Liability shall be released to the party that posted such collateral (collectively, the "Collateral Release") and substitute collateral therefor shall be posted by Purchaser or an Affiliate thereof. If Purchaser elects to pay or prepay any Outstanding Indebtedness prior to, at or in connection with the Closing, then all collateral posted by TRCLP and/or any Affiliate of TRCLP (other than the Partnership) which secures any Outstanding Indebtedness or any Outstanding Indebtedness Liability shall be released to the party that posted such collateral. Purchaser may elect to provide the Partnership with the necessary funds to pay or prepay any Outstanding Indebtedness (including, without limitation, any loan(s) made by M&T) in connection with the Closing only through a partner loan to the Partnership and/or with funds of a third-party lender to the Partnership. If Purchaser shall fail to secure Lender Approval and each respective Lender's written commitment to the Collateral Release on or before the Termination Notice Date, then Purchaser shall be deemed to have irrevocably agreed to prepay in full all Outstanding Indebtedness in connection with the Closing. At the Closing (i)(x) Purchaser shall pay any and all transfer fees and debt assumption fees in connection with the First Loan, including Lender's costs related to the assignment and assumption and related fees (however denominated) in connection with the Lender Approval thereto and (y) Sellers shall pay all prepayment fees, if any, in connection with any prepayment of the First Loan at or in connection with the Closing;

and (ii) Sellers, on the one hand, and Purchaser, on the other, shall split equally any and all initial or upfront fees, prepayment fees (if prepayment is made at or in connection with the Closing), transfer fees and debt assumption fees in connection with the Second Loan payable as a result of the Closing, including Lender's costs related to the assignment and assumption and related fees (however denominated) in connection with the Lender Approval thereon (provided, however, that Purchaser's payment obligation under this subclause
(ii) only [i.e. initial or upfront fees, prepayment fees, transfer fees and debt assumption fees in connection with the Second Loan payable as a result of the Closing] shall not exceed $37,500); provided, however, if Purchaser prepays any or all of the amounts owing under the First Loan and/or the Second Loan Purchaser shall provide Sellers with written notice of its election to prepay no later than thirty (30) days prior to the Closing Date, and thereafter Sellers shall obtain any consents or approvals necessary in connection with such prepayment. Purchaser shall be solely responsible for any and all fees and costs payable in connection with the First Loan and/or the Second Loan as a result of any event or occurrence after the Closing.

            6.2. RESTATED PARTNERSHIP AGREEMENT. In connection with the Closing, Purchaser (including its designated general partner) and RAD PROP-II shall enter into the Restated Partnership Agreement pursuant to which Purchaser shall be the sole general partner. The Restated Partnership Agreement shall, among other things include the following provisions: (i) RAD PROP II shall grant a call option (the "Call Option") to Purchaser to purchase all of the Retained Interests and Purchaser shall grant a put option (the "Put Option") to RAD PROP II to require Purchaser to purchase all of the Retained Interests; (ii) the Put Option shall be exercisable during a period beginning three (3) years and ten
(10) days after the Closing Date and ending three (3) years and three (3) months after the Closing Date; (iii) the Put Option shall include a purchase price for the Retained Interests equal to (a) $1,631,700 less (b) all distributions made on account of the Retained Interests between the Closing Date and the date of closing under the Put Option; (iv) the Call Option shall be exercisable during a period beginning three (3) years and nine (9) months after the Closing Date and ending four (4) years after the Closing Date; (v) the Call Option shall include a purchase price for the Retained Interests equal to (a) $1,750,600 less (b) all distributions made on account of the Retained Interests between the Closing Date and the date of closing under the Call Option; (vi) if Purchaser is the party to the Put Option and the Call Option, then the Purchaser's REIT Entity shall guaranty Purchaser's obligations with respect to the Put Option and the Call Option, as applicable ("Purchaser's REIT Entity's Call/Put Guaranty"); (vii) prior to a closing under the Put Option or the Call Option, the Partnership shall be required to distribute to the holder of the Retained Interests an amount sufficient for the holder of the Retained Interests to satisfy its tax liabilities as a result of its ownership of the Retained Interests; and (viii) RAD PROP II shall grant a first priority perfected security interest in the Retained Interests to Purchaser as security for its obligation to convey the Retained Interests free and clear of any security interest or other lien upon consummation of the Put Option or the Call Option and the payment by Purchaser or Purchaser's REIT Entity, as applicable, of the Purchase Price therefor. At the election of Purchaser, Purchaser's REIT Entity (as opposed to Purchaser) may be the party to the Put Option and the Call Option. The Restated Partnership Agreement shall be acceptable to all parties thereto. Purchaser and Sellers shall use commercially reasonable efforts to agree, in writing, on the form of Restated Partnership Agreement and all ancillary documentation prior to the Termination Notice Date (such that a party's failure or refusal to execute such documentation in connection with the Closing shall constitute a default by such party under this Agreement). If Purchaser and Sellers shall fail to agree, in writing, on the form of Restated Partnership Agreement and all ancillary documentation prior to the Termination Notice Date, Sellers and Purchaser may each terminate this Agreement by written notice to the other party (until such time as the form of Restated Partnership Agreement is agreed upon), in which event the Deposit posted by Purchaser shall be returned to it in full, together with accrued interest thereon, and this Agreement shall terminate and no longer shall be of any force or effect, and no party shall have any further liability or obligation hereunder to any other, except under such provisions which shall expressly survive a termination of this Agreement.

            6.3.  LEASING OF THE PROPERTY AFTER THE CLOSING. For at least one
(1) year after the Closing, which term shall be automatically extended for successive one-year terms so long as the Master Agreement (as defined below) remains in effect, the Reconstituted Partnership shall engage an Affiliate(s) of either Seller (the "Leasing Agent") to act as the Reconstituted Partnership's exclusive leasing agent for the Property, and the Leasing Agent shall receive market based leasing commissions (which shall be 50% of what is paid to a non-affiliated broker, and, if no non-affiliated broker is involved in the transaction, 100% of what would have been payable to a non-affiliated broker); pursuant to a mutually acceptable leasing agreement (the "Leasing Agreement") to be entered into by the Reconstituted Partnership at Closing. The parties agree that market based leasing commissions are: 6% of rent payable during the first lease year, 5% of rent payable during the second lease year, 4% of rent payable during the third lease year, 3% of rent payable during each lease year thereafter through the tenth lease year, and 1.5% of rents payable during each year thereafter. For purposes of the foregoing: (a) in calculating the commission payable for an extension of a lease, "lease years" shall be the years since commencement of such lease, and not since commencement of the extension; and (b) in calculating leasing commissions there shall be excluded from rents the allocable portion of the landlord's share of the costs of above standard laboratory improvements, plus interest thereon at a reasonable rate. In addition to the foregoing terms and conditions, the Leasing Agreement shall include the following terms and conditions: (i) Leasing Agent, from time to time, shall have the right to lease space in the Property (including, without limitation, any expansion or extension of any then-existing lease) to one or more tenants (including, without limitation, Centocor) (each, a "Subject Lease") on market terms (provided, however, that Leasing Agent shall have the right to lease space on below market terms with respect to the period ending at the end of the forty-second (42nd) full calendar month after the Closing Date) pursuant to a lease form that is reasonably acceptable to the Reconstituted Partnership, with such modifications as are reasonably acceptable to the Reconstituted Partnership; (ii) the Reconstituted Partnership shall be responsible for all Leasing Costs provided, however, that Sellers shall pay fifty percent (50%) of all Leasing Costs (excluding all leasing and brokerage commissions) attributable and allocable to the then-applicable remaining term of the Master Agreement (collectively, the "Leasing Cost Reimbursement"); (iii) the Reconstituted Partnership shall be required to execute each Subject Lease; (iv) the Other Party shall be a third-party beneficiary of the Leasing Agreement and each Subject Lease; and (v) the permitted uses of the Master Agreement Space and the identity of the Tenant, under each Subject Lease shall be consistent with an office and laboratory project (as reasonably determined by Purchaser). The parties anticipate the initial market amounts shall be listed on a schedule to the Leasing Agreement (which market amounts will be based and may change from time to time based on terms which are comparable to then-existing local market terms, with such changes being made after presentation by the Other Party of competing leasing transactions). The terms of any Subject Lease (including the identity of the Tenant thereunder) that will apply with respect to the period of time after the forty-second (42nd) full calendar month after the Closing shall be subject to the approval of the Reconstituted Partnership (which approval shall not be unreasonably withheld so long as the terms of such Subject Leases are consistent with market terms). For the avoidance of doubt, and without limiting the Reconstituted Partnership's right to withhold its approval pursuant to the provisions hereof, it shall be reasonable for the Reconstituted Partnership to withhold its approval of any Subject Lease unless either (i) the Other Party demonstrates to the Reconstituted Partnership's reasonable satisfaction that: (a) the Lease Revenues for each year of the Owner's Portion under such Subject Lease are equal to or exceed (b) the rents for the Owner's Portion under a hypothetical triple net lease (i.e. a lease pursuant to which the tenant pays or reimburses the owner for all operating costs (including taxes, insurance and maintenance expenses)) encumbering the same premises as, such Subject Lease, and under which the annual rent equals Fifteen Dollars ($15.00) per BOMA rentable square foot (the "Benchmark"); or (ii) the Other Party agrees to pay to the Reconstituted Partnership (on a monthly basis) the amount by which the Lease Revenues for the Owner's Portion under such Subject Lease are less than the Benchmark. In addition, each Subject Lease (without regard to the term thereof) shall be subject to review by Purchaser for REIT compliance issues. No proposed Subject Lease shall be deemed to have been approved by Purchaser unless the Reconstituted Partnership reasonably determines that such Subject Lease will neither jeopardize Purchaser's REIT Entity's status as a REIT under the Code nor cause the Purchaser REIT Entity to be in receipt of income that does not constitute "rent from real property" within the meaning of Section 856(d), which approval and determination shall not be unreasonably withheld, and which approval and determination shall be deemed to have been granted by Purchaser so long as the Reconstituted Partnership's approval thereof has not been reasonably withheld, in writing, within five (5) Business Days after the final proposed form of Subject lease is received by the Reconstituted Partnership. Purchaser shall, and Sellers shall cause Leasing Agent to, use commercially reasonable efforts to agree, in writing, on the form of Leasing Agreement prior to the Termination Notice Date (such that a party's failure or refusal to execute such documentation in connection with the Closing shall constitute a default by such party (or in the case of a failure or refusal by Leasing Agent, a default by Sellers) under this Agreement). If Purchaser and the respective parties thereto shall fail to agree, in writing, on the form of Leasing Agreement prior to the Termination Notice Date, Sellers and Purchaser may each terminate this Agreement by written notice to the other party (until such time as the form of Leasing Agreement is agreed upon), in which event the Deposit posted by Purchaser shall be returned to it in full, together with accrued interest thereon, and this Agreement shall terminate and no longer shall be of any force or effect, and no party shall have any further liability or obligation hereunder to any other, except under such provisions which shall expressly survive a termination of this Agreement. Notwithstanding the foregoing, any lease that does not encumber a portion of the Master Agreement Space, or that does not include in its term a portion of the period that commences at the Closing and ends at the end of the forty-second (42nd) full calendar month after the Closing, must be approved by the Reconstituted Partnership in its sole discretion, and the Reconstituted Partnership may enter into any such lease without the consent or approval of the Leasing Agent.

            6.4. MASTER AGREEMENT. At the election of Purchaser and at the Closing, and until such time as the Master Agreement Space (or portions thereof) is leased to third-party tenants, an Affiliate of either Seller ("Other Party") which Sellers demonstrate to Purchaser's reasonable satisfaction has a net worth (or whose obligations under the Master Agreement are guaranteed by an entity with a net worth) of at least $10,000,000 as of the Closing as determined in accordance with GAAP (which net worth requirement shall continue after Closing, but decrease over time as the rentable square footage of the Master Agreement decreases as described below and as payments are made under the Master Agreement as described below) will provide to the Reconstituted Partnership a forty-two
(42) month master lease (the "Master Agreement") commencing on the first day of the first calendar month after the Closing Date with respect to the Master Agreement Space, at a monthly rental rate (payable in advance on the first of each month thereafter, but subject to a five (5) day grace period) of $233,333.33 ("Master Agreement Rent"), which Master Agreement shall be in a form reasonably acceptable to Sellers and Purchaser. In addition to the foregoing terms and conditions, the Master Agreement shall include the following terms and conditions: (i) there will be no requirement for Other Party to post a security deposit; (ii) Other Party shall have no obligation to make any payment for taxes, utilities, insurance, operating expenses or any other expense with respect to the Property; and (iii) the Reconstituted Partnership shall not be required to make any improvements or any representations or warranties with respect to the Master Agreement Space. Upon the execution of each such Subject Lease, (a) the Master Agreement shall terminate with respect to the portion of the Master Agreement Space which is subject to such Subject Lease entered into in accordance with the Leasing Agreement, (b) Other Party shall receive a dollar-for-dollar cumulative credit against its payment obligations under the Master Agreement in the amount of all rent (i.e. base rent (and any other payments payable by a tenant in lieu of base rent) and recoveries of operating expenses, taxes and insurance expenses (and any other payments payable by a tenant in lieu of such recoveries)) payable to the Reconstituted Partnership under each Subject Lease to the extent of rent payable with respect to the Master Agreement Space for the period from the Closing Date through the end of the forty-second (42nd) full calendar month after the Closing ("Subject Lease Payments"); and Other Party shall receive a payment from Purchaser for any credit in excess of the remaining payments which had previously been payable under the Master Agreement. Purchaser and Sellers shall use commercially reasonable efforts to agree, in writing, on the form of the Master Agreement prior to the Termination Notice Date (such that a party's failure or refusal to execute such documentation in connection with the Closing shall constitute a default by such party (or in the case of a failure or refusal by Other Party, a default by Sellers)under this Agreement). If Purchaser and Sellers shall fail to agree, in writing, on the form of Master Agreement prior to the Termination Notice Date, Sellers or Purchaser may each terminate this Agreement by written notice to the Other Party (until such time as the form of Master Agreement is agreed upon), in which event the Deposit posted by Purchaser shall be returned to it in full, together with accrued interest thereon, and this Agreement shall terminate and no longer shall be of any force or effect, and no party shall have any further liability or obligation hereunder to any other, except under such provisions which shall expressly survive a termination of this Agreement. At the expiration of the forty-second

(42nd) full calendar month after the Closing, the Reconstituted Partnership shall refund to Other Party an amount equal to the lesser of:

                  (1)   one half of the positive difference, if any, of:

                        (a)   the sum of:

                              (i) the aggregate amount of Master Agreement Rent
                  paid by Other Party (i.e. less any credit for rent payable under the Subject Lease) to the Reconstituted Partnership; plus

                              (ii) the aggregate amount of Subject Lease
                  Payments; less

                        (b)   $9,800,000; or

                  (2) the aggregate amount of the Leasing Cost Reimbursement that has been paid.

            6.5. MANAGEMENT OF THE PROPERTY AFTER CLOSING. For at least one (1) year after the Closing, which term shall be automatically extended for successive one-year terms so long as the Master Agreement remains in effect, the Reconstituted Partnership shall engage an Affiliate(s) of either Seller (the "Management Agent") to act as the Reconstituted Partnership's exclusive management agent for the Property, pursuant to a mutually acceptable management agreement (the "Management Agreement") to be entered into by the Reconstituted Partnership at Closing. In addition to the foregoing terms and conditions, the Management Agreement shall provide that the Management Agent shall be paid a fee equal to 1.5% of all rents (exclusive of all reimbursements, including reimbursements for operating expenses, taxes and insurance) paid by the tenant under each lease of any part of the Property that is a triple net lease (i.e. each of the existing Leases with Centocor and any other lease pursuant to which the tenant pays or reimburses the owner for all operating costs (including taxes, insurance and maintenance expenses)) and 3% of all payments made by the tenant under each other lease of any part of the Property. Purchaser shall, and Sellers shall cause Management Agent to, use commercially reasonable efforts to agree, in writing, on the form of Management Agreement prior to the Termination Notice Date (such that a party's failure or refusal to execute such documentation in connection with the Closing shall constitute a default by such party (or in the case of a failure or refusal by Management Agent, a default by Sellers) under this Agreement). If Purchaser and the respective parties thereto shall fail to agree, in writing, on the form of Management Agreement prior to the Termination Notice Date, Sellers and Purchaser may each terminate this Agreement by written notice to the other party (until such time as the form of Management Agreement is agreed upon), in which event the Deposit posted by Purchaser shall be returned to it in full, together with accrued interest thereon, and this Agreement shall terminate and no longer shall be of any force or effect, and no party shall have any further liability or obligation hereunder to any other, except under such provisions which shall expressly survive a termination of this Agreement. Management Agent shall take no action which, to Management Agent's knowledge, would jeopardize Purchaser's REIT Entity's status as a REIT under the Code.

      7. REPRESENTATIONS AND WARRANTIES OF SELLERS.

            7.1. ENTITY REPRESENTATIONS OF SELLERS. Sellers severally represent and warrant to Purchaser as follows (collectively, the "Sellers' Entity Representations") as of the date hereof:

                  7.1.1. ORGANIZATION, POWER AND AUTHORITY. RAD PROP-II is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware. RAD PROP-II has all necessary power and authority to sell, transfer, convey and deliver its respective Acquired Interests to be sold and purchased hereunder. The person executing this Agreement on behalf of RAD PROP-II has all necessary power and authority to execute and deliver this Agreement on behalf of the RAD PROP-II and to bind RAD PROP-II to the provisions hereof. RAD GP-145 KOP is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. RAD GP-145 KOP has all necessary power and authority to sell, transfer, convey and deliver its respective Acquired Interests to be sold and purchased hereunder and otherwise consummate the transactions contemplated hereby. The person executing this Agreement on behalf of RAD GP-145 KOP has all necessary power and authority to execute and deliver this Agreement on behalf of the RAD GP-145 KOP and to bind RAD GP-145 KOP to the provisions hereof.

                  7.1.2. NO BREACH. Subject to securing the consent of each Lender to the purchase and sale transactions contemplated by this Agreement (unless the Outstanding Indebtedness is paid prior to, at or in connection with the Closing), the execution and delivery of this Agreement, the consummation of the transactions provided for herein and the fulfillment of the terms hereof will not result in a breach of any of the terms or provisions of, or constitute a default under, any agreement of RAD PROP-II or RAD GP-145 KOP or any instrument to which RAD PROP-II or RAD GP-145 KOP is a party or by which RAD PROP-II or RAD GP-145 KOP or the Property are bound, or any judgment, decree or order of any court or governmental body, or any applicable law, rule or regulation.

                  7.1.3. NO BANKRUPTCY. RAD PROP-II is not in the hands of a receiver; RAD PROP-II has not filed a petition for relief, or been the subject of the filing of a petition for relief, under the United States Bankruptcy Code or state insolvency law; and no order for creditors' relief has been entered with respect to RAD PROP-II. RAD GP-145 KOP is not in the hands of a receiver; RAD GP-145 KOP has not filed a petition for relief, or been the subject of the filing of a petition for relief, under the United States Bankruptcy Code or state insolvency law; and no order for creditors' relief has been entered with respect to RAD GP-145 KOP. The Partnership is not in the hands of a receiver; the Partnership has not filed a petition for relief, or been the subject of the filing of a petition for relief, under the United States Bankruptcy Code or state insolvency law; and no order for creditors' relief has been entered with respect to the Partnership.

                  7.1.4. PARTNERSHIP. The Partnership is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware. The Partnership has no subsidiaries.

                  7.1.5. PARTNERS. RAD PROP-II and RAD GP-145 KOP are the only partners of the Partnership and there are no other partners in the Partnership.

                  7.1.6. TITLE TO ACQUIRED INTERESTS. The 99.5% limited partnership interest in the Partnership owned by RAD PROP-II is owned legally and beneficially by RAD PROP-II, free and clear of any liens, claims, charges, security interests, options or other rights to purchase, pledge, agreements restricting transferability or any other encumbrances, except as provided in the existing Partnership Agreement of the Partnership or the Loan Documents. The 0.5% general partnership interest in the Partnership owned by RAD GP-145 KOP is owned legally and beneficially by RAD GP-145 KOP, free and clear of any liens, claims, charges, security interests, options or other rights to purchase, pledge, agreements restricting transferability or any other encumbrances, except as provided in the existing Partnership Agreement of the Partnership or the Loan Documents. There is no authorized or outstanding subscription, warrant, option, convertible security, or other right (contingent or other) to purchase or otherwise acquire from the Partnership any equity securities or partnership interests of the Partnership, there is no commitment on the part of the Partnership to issue shares, subscriptions, warrants, options, convertible securities, partnership interests or other such rights, and no equity securities or partnership interests of the Partnership are reserved for issuance for any such purpose.

                  7.1.7. TAXES.

                        (i) Filing of Tax Returns. The Partnership, each of the Sellers and the owner(s) of each of the Sellers has duly and timely filed with the appropriate taxing authorities all Tax Returns required to be filed by it through the date hereof. Such Tax Returns are complete and accurate in all material respects. Neither the Partnership, a Seller nor the owner(s) of a Seller has requested any extension of time within which to file a Tax Return. There are no pending, or to the knowledge of Sellers or their owner(s), threatened audits, investigations, disputes or claims or other actions for or relating to any Liabilities for Taxes with respect to the Partnership, either Seller, or the owner(s) of either Seller.

                        (ii) Payment of Income Taxes; Withholding. All Taxes owed by the Partnership, each Seller and the owner(s) of each Seller have been paid, and neither the Partnership, either Seller nor the owner(s) of either Seller has any liability for Taxes in excess of the amounts so paid. Each of the Partnership, each Seller and the owner(s) of each Seller has complied in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes (including, without limitation, withholding of Taxes pursuant to Sections 1441, 1442, 1445 and 1446 of the Code or similar provisions under any applicable state and foreign laws) and has, within the time and the manner prescribed by law, paid over to the proper governmental authorities all amounts so withheld. None of the transactions contemplated hereby are subject to withholding under Section 1445 of the Internal Revenue Code of 1986, as amended, or otherwise.

                        (iii) Assets. There are no liens for Taxes (other than for current Taxes not yet due and payable) on the assets of the Partnership. None of the assets of the Partnership: (i) directly or indirectly secures any debt the interest on which is tax-exempt under Section 103(a) of the Code; (ii) is tax-exempt bond financed property or tax-exempt use property within the meaning of section 168 of the Code; or (iii) is required to be treated as owned by another person.

                        (iv) Books and Records. The Partnership has in its possession all material books and records, including supporting documents, required by applicable law regarding the collection and payment of all sales, goods and services and use Taxes required to be collected and paid over by it and regarding all exempt transactions, and the Partnership has maintained all such books and records, including supporting documents, in accordance with applicable law.

                        (v) No Tax Sharing or Similar Agreements. There are no Tax sharing agreements or similar arrangements (including indemnity arrangements) with respect to or involving the Partnership and, after the Closing Date, the Partnership shall not be bound by any such Tax sharing agreements or similar arrangements or have any liabilities thereunder.

                        (vi) Ordinary Course. The Partnership has not incurred any Liability for Taxes other than in the ordinary course of business.

                        (vii) Characterization of Partnership for Income Tax Purposes. Since its formation, the Partnership has been taxed as either a "partnership" or as an entity that is "disregarded as an entity separate from its owner" (within the meaning of Treasury Regulation Section 301.7702-3(b)(1)(ii)) for federal and applicable state tax purposes, and has not elected to be classified as an association taxable as a corporation. At the Closing Date, the Partnership will be properly characterized as an entity that is "disregarded as an entity separate from its owner" for federal and applicable state tax purposes.

                  7.1.8. GOVERNING DOCUMENTS AND HISTORIC OPERATIONS. A correct and complete set of the limited partnership agreement of the Partnership (the "Governing Documents"), in each case as amended or restated to the date hereof, has been delivered to Purchaser and are listed on Exhibit 7.1.8 hereto. Neither Sellers, nor the Partnership, is in violation of any material provisions of the Governing Documents. Since the date of its incorporation or formation, as applicable, the Partnership has engaged in no business or operations other than the ownership, operation, leasing and management of the Property (and all matters incidental thereto).

                  7.1.9. ERISA MATTERS. The Partnership maintains no, nor has it ever maintained, a Benefit Plan or is, has been, or has ever been deemed to be an ERISA Affiliate with respect to a Benefit Plan. In addition, the Partnership neither contributes to nor is required to contribute to nor has contributed to or been required to contribute to any Benefit Plan. The Partnership has not, nor in the past had, nor is, has been, nor has ever been deemed to have any liability or obligations with respect to any Benefit Plan. The Partnership has not engaged in, nor is an ERISA Affiliate of an entity that has engaged in, a transaction described in Section 4069 of ERISA. The Partnership has not engaged in, nor is an ERISA Affiliate of an entity that has engaged in, a transaction described in Section 4212(c) of ERISA.

                  7.1.10. EMPLOYEE. The Partnership does not employ, nor has ever employed, an "employee" as defined in Section 3121(d) of the Code, or a "leased employee" as defined in Section 414(n) of the Code, and is not, nor has ever been, a party or signatory to a collective bargaining agreement with any collective bargaining representative.

            7.2. PROPERTY REPRESENTATIONS OF SELLERS. Sellers, jointly and severally, represent and warrant to Purchaser as follows (collectively, the "Sellers' Property Representations"):

                  7.2.1. TITLE; PERMITTED EXCEPTIONS. The Partnership is the owner of the Property in fee subject only to Permitted Exceptions.

                  7.2.2. NO CONDEMNATION. To Sellers' knowledge, the Partnership has not received any written notice of, nor does the Partnership have knowledge of, any pending, threatened or contemplated action by any Governmental Authority having the power of eminent domain which might result in the Property being taken by condemnation or conveyance in lieu thereof.

                  7.2.3. NO ASSESSMENTS. To Sellers' knowledge, no assessments have been made against any portion of the Property which are unpaid (except ad valorem real estate taxes and utility bills not yet delinquent), whether or not they are of public record and whether or not they are payable in installments or have become liens; and Sellers shall notify Purchaser upon learning of any such assessments.

                  7.2.4. LEASES. Attached hereto as Exhibit 7.2.4 is a list, which is true, correct and complete in all material respects (each, a "Current Rent Roll"), of all written leases, tenancies, and other rights of occupancy for space within and which are a part of the Real Estate, all as amended, renewed and extended in writing to the date set forth thereon (collectively, the "Leases"). The Current Rent Roll specifies the following as to each Lease: (a) the name of the tenant under the Lease (the "Tenant"); (b) the date of each agreement forming a part of each Lease; (c) the amount past due and owing by the Tenant under such lease; (d) any leasing commissions that are currently due but are unpaid; and (e) the number of rentable square feet under each Lease. An updated Rent Roll (an "Updated Rent Roll") reflecting, as of the Closing Date, written modifications, supplements and other changes in the status of Leases, including terminations of existing Leases and execution of new Leases, shall be prepared and certified by Sellers, and such shall be delivered to Purchaser at Closing. For purposes of the Updated Rent Roll, the term "Lease" or "Leases" as used herein shall mean (i) all Leases identified on a Current Rent Roll which remain subsisting as of the Closing Date, and (ii) all Leases executed subsequent to the date hereof and prior to Closing which themselves are subsisting as of the Closing Date. It is expressly acknowledged and understood that Sellers have not represented or warranted and do not and will not represent or warrant that the status of Leases as of the Closing

Date will be the same as existing on the date hereof. To the Partnership's knowledge, each of the Leases is in full force and effect. There is no material monetary or material non-monetary default under any Lease by the tenant thereunder or by the Partnership for which notice has been given by the Partnership or received by the Partnership, as applicable, nor, to the knowledge of Sellers, has any event occurred which with the giving of notice or the passage of time or both would result in a default thereunder by either the Partnership or the Tenant.

                  7.2.5. CONTRACTS. There are no Contracts of any kind or description in existence to which the Partnership is a party which are not terminable (without any additional fee or expense) on not more than thirty (30) days' notice, except as set forth on Exhibit 7.2.5. To the knowledge of Sellers, except as otherwise set forth in the DISCLOSURE SCHEDULE, the Partnership has performed in all material respects all the material obligations required to be performed by it to date under each, and is not in default under any, Contract to which it is a party.

                  7.2.6. LITIGATION AND OTHER PROCEEDINGS. There are no judgments unsatisfied against the Partnership or the Property or consent decrees or injunctions to which the Partnership or the Property is subject, and there is no litigation, claim or proceeding pending or to Sellers' knowledge threatened against the Partnership or the Property except such as are insured and being defended by the Partnership's insurance carriers (collectively, "Insured Claims").

                  7.2.7. NO NOTICE. To Sellers' knowledge, the Partnership has not received any written notice alleging that the Property is in violation of any applicable Environmental Law or any applicable building code or that the Partnership is in default under the Outstanding Indebtedness.

                  7.2.8. COMPLIANCE WITH APPLICABLE LAWS. To the knowledge of Sellers, (i) the respective businesses of the Partnership are not being conducted in violation of any law, ordinance or regulation of any Governmental Authority, except for violations which do not, and insofar as reasonably can be foreseen will not, have a Material Adverse Effect and (ii) as of the date of this Agreement, no investigation or review by any Governmental Authority with respect to the Partnership relating to the violation of applicable Laws is pending and the Partnership has not received any written notice that any such action threatened.

                  7.2.9. ABSENCE OF CERTAIN CHANGES OF EVENTS. To the knowledge of Sellers, there has not been any change in the significant accounting policies of the Partnership since the dates of the financial statements referenced on
Exhibit 7.2.9.

                  7.2.10. INSURANCE. To the knowledge of Sellers, except as set forth in the DISCLOSURE SCHEDULE, (i) the Property is insured to the extent disclosed on Exhibit 7.2.10 and all such insurance policies and arrangements are disclosed on said Exhibit; (ii) Sellers are not aware of any facts which would cause such insurance policies not to be in full force and effect through Closing contemplated hereby, all premiums with respect thereto to the extent due are currently paid, and neither Sellers nor the Partnership has received any written notice of, or are otherwise aware of, any violation in any material respect of any of the terms thereof; and (iii) said insurance is sufficient for compliance by the Partnership in all material respects with all material requirements of the Loan Documents and the Leases to which the Partnership is a party.

                  7.2.11. FINANCIAL STATEMENTS; BOOKS AND RECORDS. Sellers have delivered to Purchaser the following financial statements (collectively, "the Financial Statements"): a balance sheet for the Partnership dated May 1, 2004; an audited balance sheet for the Partnership dated as of the end of each of its previous two fiscal years; an audited income statement for the Partnership for each of its last two fiscal years; and an audited cash flow statement for each of its last two fiscal years. To the knowledge of Sellers, each of such Financial Statements: (i) is in accord with the respective books and records of the Partnership and (ii) has been prepared in accordance with GAAP applied consistently during the periods covered thereby, and fairly present the financial condition and consolidated results of operations for the respective periods covered thereby. To the knowledge of Sellers, (i) the Financial Statements are complete and accurate in all material respects and (ii) there have not been any events of a financial character since the date of the Financial Statements which, in Sellers' good faith judgment, have had, or are expected to have, a Material Adverse Effect.

                  7.2.12. TITLE AND LIABILITIES. To the knowledge of Sellers,
(i) the Partnership owns all Personalty and Intangible Property and (ii) except for any Liens related to the Real Estate, there are no Liens, asserted or known Liabilities, charges, unpaid bills or obligations of the Partnership that are not specifically listed in the DISCLOSURE SCHEDULE or that will be paid by Sellers on or before the Closing.

                  7.2.13. CONDITION OF IMPROVEMENTS. To the knowledge of Sellers, except (i) as set forth in the DISCLOSURE SCHEDULE, and (ii) for matters which as far as reasonably can be foreseen will not have a Material Adverse Effect, there are no latent defects (i.e., a defect that a purchaser of real estate would not reasonably be expected to discover as part of its prudent and customary due diligence inspection of the physical condition of such real estate) in any of the structural components, foundations or roofs of the Improvements.

                  7.2.14. ENVIRONMENTAL MATTERS. To the knowledge of Sellers and except as set forth in the DISCLOSURE SCHEDULE or in the materials provided to or otherwise made available to Purchaser, as of the date hereof: (i) there is no violation at the Property of any Environmental Law, other than violations which insofar as reasonably can be anticipated would not have a Material Adverse Effect; (ii) no notice, demand, claim or other communication has been received by or served on Sellers or the Partnership from any Governmental Authority claiming any violation of any of the Environmental Laws or demanding payment, contribution, indemnification, remedial action, removal action or any other action with respect to any actual or alleged environmental damage or injury to persons, property or natural resources applicable to the Property which have not been complied with; (iii) no investigation, administrative order, administrative order by consent, consent order, agreement, litigation or settlement to which the Partnership is a party with any Governmental Authority is in existence (nor has the Partnership received written notice that any such action is threatened), with respect to or arising from the presence of any Hazardous Material or the transport of any Hazardous Material with respect to the Property and (iv) no above ground or underground storage tanks, vessels and related equipment and containers were installed or placed on or below the Property by the Partnership.

                  7.2.15. INTEGRITY OF DOCUMENTS. To the knowledge of Sellers, the copies of all documents delivered by Sellers to Purchaser pursuant to this Agreement are true, correct and complete in all material respects.

                  7.2.16. NO OTHER AGREEMENTS TO SELL THE PROPERTY. Except as set forth in Section 23 below, as of the date of this Agreement neither the Sellers nor the Partnership, nor any of their respective officers, directors, employees or Affiliates, have entered into any agreement to sell any portion of the Acquired Interests or the Property to any other person or entity other than Purchaser.

                  7.2.17. LEASING COMMISSIONS. Except as set forth in the Leasing Agreement or in that certain Brokerage and Commission Agreement dated March 25, 2002 between the Partnership, as owner, and Brite Realty Services, Inc., as broker, the Partnership is not obligated to pay any leasing commission(s) under any agreement(s) to which the Partnership is a party in connection with the expansion of any leased space or extension of any lease term with respect to any of the Leases identified in the Rent Roll.

                  7.2.18. PARTNERSHIP ASSETS. As of the Closing, the Partnership will not own any material assets other than the Property.

            7.3. KNOWLEDGE DEFINED. References to the "knowledge" of RAD PROP-II and/or RAD GP-145 KOP and/or the Partnership shall refer only to the actual knowledge of the Designated Employees (as hereinafter defined), and shall not be construed, by imputation or otherwise, to refer to the knowledge of Sellers (or any of them), or any Affiliate of any of them, or to any other officer, agent, manager, representative or employee of any Seller or any Affiliate thereof or to impose upon such Designated Employees any duty to investigate the matter to which such actual knowledge, or the absence thereof, pertains, except that the Designated Employees shall review the Sellers' Property Representations. As used herein, the term "Designated Employees" shall refer to the following persons: Hugh Ward and Mark Pasierb (the Portfolio Manager responsible for the Property).

            7.4. SURVIVAL OF REPRESENTATIONS AND WARRANTIES AND AGREEMENTS. The Sellers' Property Representations, as updated by the certificate of Sellers to be delivered to Purchaser at Closing in accordance with Section 10.1 hereof, shall survive Closing for a period of one (1) year. The Seller's Entity Representations, as updated by the certificate of Sellers to be delivered to Purchaser at Closing in accordance with Section 10.1 hereof, shall survive Closing for the Entity Rep Survival Period. No claim for a breach of any Sellers' Property Representation or any Sellers' Entity Representation, any agreement or undertaking of any Seller in this Agreement or any agreement or undertaking in any agreement or certificate delivered by any Seller at Closing, shall be actionable or payable (i) if the breach in question results from or is based on a condition, state of facts or other matter which was or becomes known to Purchaser prior to Closing, (ii) unless the valid claims for all such breaches collectively aggregate more than One Hundred Thousand and No/100 Dollars ($100,000.00), in which event the amount of such claims above One Hundred Thousand and No/100 Dollars ($100,000.00) shall be actionable, subject, and (iii) unless written notice containing a description of the specific nature of such breach shall have been given by Purchaser to Sellers prior to the expiration of said one (1) year period or the Entity Rep Survival Period, as applicable, and an action shall have been commenced by Purchaser against the applicable Seller(s) within ninety (90) days after the termination of the survival period provided for above in this Section 7.4.1, in which event the covenant, representation, agreement or warranty as to which such notice has been given shall not expire as to the matter for which such notice was given until such matter is finally resolved. Purchaser agrees to first seek recovery under any applicable insurance policies prior to seeking recovery from a Seller, and no Seller shall be liable to Purchaser if Purchaser's claim is satisfied from such insurance policies (but with respect to a claim for which Purchaser has timely given notice within the survival period, Purchaser may commence an action prior to the resolution of any such insurance claim if necessary to preserve its right from expiring at the end of the survival period set forth in the immediately preceding sentence). As used herein, the term "Cap" shall mean the total aggregate amount of One Million and No/100 Dollars ($1,000,000). Notwithstanding the foregoing, Sellers' aggregate liability to Purchaser for breach of all Sellers' Property Representations and all Sellers' Entity Representations, all agreements or undertakings of a Seller in this Agreement and all agreements or undertakings in any agreement or certificate delivered by a Seller at Closing, shall not exceed the amount of the Cap. The "Entity Rep Survival Period" shall commence on the date of Closing and shall expire at the time set by the statute of limitation applicable to claims for breach of contract under Pennsylvania Law.

      8. REPRESENTATIONS AND WARRANTIES OF PURCHASER. Purchaser represents and warrants to Sellers as follows:

            8.1. ORGANIZATION, POWER AND AUTHORITY. Purchaser is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Maryland. Purchaser has all necessary power and authority to purchase the Acquired Interests to be sold and purchased hereunder and otherwise consummate the transactions contemplated hereby. The person executing this Agreement on behalf of the Purchaser has all necessary power and authority to execute and deliver this Agreement on behalf of the Purchaser and to bind the Purchaser to the provisions hereof.

            8.2. NO BREACH. The execution and delivery of this Agreement, the consummation of the transactions provided for herein and the fulfillment of the terms hereof will not result in a breach of any of the terms or provisions of, or constitute a default under, any agreement of Purchaser or any instrument to which Purchaser is a party or by which Purchaser is bound, or any judgment, decree or order of any court or governmental body, or any applicable law, rule or regulation.

            8.3. NO BANKRUPTCY. Purchaser is not in the hands of a receiver; Purchaser has not filed a petition for relief, or been the subject of the filing of a petition for relief, under the United States Bankruptcy Code or state insolvency law; and no order for creditors' relief has been entered with respect to Purchaser.

            8.4. NO INDUCEMENT. In entering into this Agreement, Purchaser has not been induced by and has not relied upon any written or oral representations, warranties or statements, whether express or implied, made by any Seller, any Affiliate of any Seller, or any agent, employee, or other representative of any of the foregoing or by any broker or any other person representing or purporting to represent any Seller, with respect to the Partnership, the Property, the Condition of the Property or any other matter affecting or relating to the transactions contemplated hereby, other than those expressly set forth in this Agreement.

            8.5. GOOD FAITH EFFORTS. Unless the Outstanding Indebtedness is paid prior to or in connection with the Closing, Purchaser shall employ commercially reasonable efforts to secure the Lender Approval prior to the Termination Notice Date.

      9. CONDITIONS PRECEDENT TO SELLERS' OBLIGATIONS. Sellers' obligations to proceed to and conclude Closing hereunder are conditioned on the satisfaction, at or before the time of Closing hereunder, of each of the following conditions (any one or more of which may be waived in whole or in part by Sellers, at Sellers' option):

            9.1. ACCURACY OF REPRESENTATIONS. All of the representations and warranties of Purchaser contained in this Agreement shall have been true and correct when made. In addition, all of the representations and warranties of Purchaser contained in this Agreement shall be true and correct on the Closing Date with the same effect as if made on and as of such date. To evidence the foregoing, there shall be delivered to Sellers at Closing a certificate to that effect, dated the Closing Date, which certificate shall have the effect of a representation and warranty of Purchaser made on and as of the Closing Date.

            9.2. PERFORMANCE . Purchaser shall have performed, observed and complied with all covenants, agreements and conditions required by this Agreement to be performed, observed and complied with on its part prior to or as of Closing hereunder.

            9.3. DOCUMENTS AND DELIVERIES. All instruments and documents required on Purchaser's part to effect this Agreement and the transactions contemplated hereby, all as set forth herein, shall be delivered and shall be in form and substance consistent with the requirements herein and otherwise reasonably satisfactory to Sellers.

            9.4. LENDER APPROVAL. If and to the extent Purchaser does not elect to pay any Outstanding Indebtedness in connection with the Closing, then (i) Purchaser shall have secured Lender Approval and the Collateral Release; and
(ii) substitute collateral shall be posted (pursuant to Section 6.1.2) by Purchaser or an Affiliate thereof (and the failure to post such substitute collateral shall be a default by Purchaser hereunder).

      10. CONDITIONS PRECEDENT TO PURCHASER'S OBLIGATIONS. Purchaser's obligations to proceed to and conclude Closing hereunder are conditioned on the satisfaction, at or before the time of Closing hereunder, or at or before such earlier time as may be expressly stated below, of each of the following conditions (any one or more of which may be waived in whole or in part by Purchaser, at Purchaser's option):

            10.1. ACCURACY OF REPRESENTATIONS. All of the representations and warranties of each respective Seller contained in Sections 7.1 and 7.2 of this Agreement shall have been true and correct when made. In addition, all of the representations and warranties of each Seller contained in Sections 7.1 and 7.2 of this Agreement shall be true and correct on the Closing Date with the same effect as if made on and as of such date, subject, with respect to Section 7.2 only, to such changes as may have occurred between the date hereof and the Closing Date provided, that none of such changes shall affect the Acquired Interests or the Property in a materially adverse manner (it is acknowledged that no Outstanding Indebtedness shall be deemed to affect the Acquired Interests or the Property in an adverse manner). To evidence the foregoing, there shall be delivered to Purchaser at Closing a certificate of Sellers with respect to the Sellers' Property Representations and the Sellers' Entity Representations, dated the Closing Date, which certificate shall have the effect of a representation and warranty of Sellers made on and as of the Closing Date, which certificate shall explicitly describe any and all such changes.

            10.2. PERFORMANCE. Each Seller shall have performed, observed and complied with all covenants, agreements and conditions required by this Agreement to be performed, observed and complied with on its part prior to or as of Closing hereunder.

            10.3. DOCUMENTS AND DELIVERIES. All instruments and documents required on a Seller's part to effect this Agreement and the transactions contemplated hereby, all as set forth herein, shall be delivered and shall be in form and substance consistent with the requirements herein and otherwise reasonably satisfactory to Purchaser.

            10.4. LEASE ESTOPPELS. With respect to each Lease, Seller shall have delivered to Purchaser an estoppel certificate substantially in the form of
Exhibit 10.4 (A) and Exhibit (B), dated no earlier than the date hereof.

            10.5. PURCHASER'S DUE DILIGENCE AND INSPECTIONS; PURCHASER'S TERMINATION RIGHT.

                  10.5.1. PURCHASER'S DUE DILIGENCE AND INSPECTIONS. Purchaser and its agents and representatives shall have the right, from time to time prior to Closing or termination of this Agreement, to enter upon the Property to examine the same and the condition thereof, and to conduct such surveys and to make such engineering and other inspections, examinations, tests and studies, and to review the Seller Property Materials (collectively, "Inspections") as Purchaser shall determine to be necessary, all at Purchaser's sole cost and expense and subject to the rights of Tenants. The Inspections may include, without limitation, environmental, mechanical and engineering inspections (including a complete inspection and review of all roofs and mechanical systems) and review of the Seller Property Materials, all as Purchaser may deem desirable; provided, nevertheless, that Purchaser shall not be permitted to conduct any invasive Inspections of the Property without prior notice to and the prior approval of Sellers therefor and in no event shall any of Purchaser's Inspections cause any damage to the Property or any portion thereof. Sellers agree to make the Property reasonably available for the Inspections upon reasonable prior notice to Sellers; and unless Sellers shall have specifically and expressly waived the same in writing, all such Inspections must be accompanied by a representative of Sellers. In addition to the foregoing, at no cost to Sellers or the Partnership, prior to the Closing Date (or earlier termination of this Agreement), Sellers shall allow Purchaser's independent auditors access to the Partnership's files, documentation, leases, books and records relating to the Property so as to allow Purchaser's auditors to prepare audited financial statements of the Property as required by the Securities and Exchange Commission and Seller shall cause the Partnership to provide such auditors with a representation letter (in a form acceptable to Sellers) pertaining to such files, documentation, leases, books and records. Purchaser's right of access hereunder is further subject to the provisions of
Section 18.3 below.

                  10.5.2. PURCHASER'S TERMINATION RIGHT. Purchaser's obligation to complete Closing under this Agreement is subject to and conditioned upon Purchaser's investigation and study of, and satisfaction with, the Property (the "Due Diligence Condition"). If Purchaser, in its sole and absolute discretion, is for any reason not satisfied with the Property, Purchaser will have the right (the "Termination Right") at any time at or prior to 5:00 P.M. (Eastern time) on the Termination Notice Date to terminate this Agreement, such Termination Right to be exercised by written notice (the "Termination Notice") to such effect given by or on behalf of Purchaser to Sellers in the manner provided for herein. In respect of the foregoing:

            (a) If a Termination Notice shall have been delivered to and received by Sellers at or prior to 5:00 P.M. (Eastern time) on the Termination Notice Date, then (i) all Escrow Funds will be returned forthwith to Purchaser;
(ii) all Seller Property Materials delivered by a Seller to Purchaser will be returned to Sellers, and all Purchaser Property Materials, in which Purchaser has a right and which Purchaser can obtain from the preparer thereof, will be delivered to Sellers (at no cost to Sellers) and Sellers will have all right, title and interest of Purchaser in and to the same; and (iii) this Agreement shall terminate and no longer shall be of any force or effect, and no party shall have any further liability or obligation hereunder to any other, except under such provisions which shall expressly survive a termination of this Agreement.

            (b) If a Termination Notice shall not have been delivered to and received by Sellers at or prior to 5:00 P.M. (Eastern time) on the Termination Notice Date, then the Termination Right shall be deemed to have been irrevocably waived by Purchaser, Purchaser shall be deemed to have been satisfied with its investigation and study of the Property, this Agreement shall continue in full force and effect in accordance with its terms as if the Termination Right were not a part hereof, and Purchaser shall have no further Due Diligence Condition, Termination Right or other right not to close pursuant to this Section 10.4.2.

                  10.5.3. NO BANKRUPTCY. No proceeding shall have commenced against either Seller, the Partnership or Centocor under the federal Bankruptcy Code or any state law for relief of debtors.

                  10.5.4. PURCHASER'S IPO. Purchaser represents and warrants to Seller that Purchaser's REIT Entity intends to close Purchaser's REIT Entity IPO on or before August 11, 2004. If Purchaser's IPO fails to close on or before the Scheduled Closing Date notwithstanding Purchaser's good faith efforts to close same prior to the Scheduled Closing Date, Purchaser may terminate this Agreement by providing written notice to Sellers of such election (which notice must be given not later than the Scheduled Closing Date), in which event this Agreement shall terminate and shall be canceled with no further liability of any party to any other, except under such provisions which shall expressly survive a termination of this Agreement, and the Escrow Funds to the extent then made shall be returned to Purchaser.

         11.      SATISFACTION OR FAILURE OF CONDITIONS.

                  11.1. FAILURE BY REASON OF A DEFAULT. If any condition required herein shall have failed by reason of a default or breach by a party of any of its representations, warranties or covenants contained herein, then the aggrieved party shall be permitted and entitled to pursue the remedies available to it in the event of a default as set forth in Section 20 hereof.

                  11.2. FAILURE WITHOUT A DEFAULT. If any condition required herein shall have failed not by reason of a default or breach by a party hereunder, then, unless such failure of condition is waived: (1) all Seller Property Materials delivered by a Seller to Purchaser shall be returned to Sellers, and all Purchaser Property Materials, to the extent within Purchaser's possession or control, shall be delivered to Sellers and shall belong to and become the property of Sellers; (2) upon satisfaction by Purchaser of the delivery requirements in clause 10.4.2(a)(ii) above, the Escrow Funds shall be returned to Purchaser; and (3) this Agreement shall terminate and no longer shall be of any force or effect, and no party shall have any further liability or obligation hereunder to any other, except under such provisions which shall expressly survive a termination of this Agreement.

                  11.3. NO OTHER CONDITIONS. It is expressly understood and agreed that the only conditions to the respective obligations of each Seller and Purchaser to consummate Closing hereunder are as set forth in Sections 9 and 10 hereof, respectively. In addition to the foregoing, Purchaser acknowledges and agrees that: (1) Sellers are taking the Acquired Interests "off the market" prior to the Closing under or termination of this Agreement, and (2) in consideration of the foregoing, Purchaser shall notify Sellers if the Due Diligence Condition will fail or is expected to fail, such notice to be given as promptly as possible after Purchaser shall have determined that such condition will fail or is expected to fail (and Purchaser will not delay giving such notice until the Termination Notice Date as above set forth). If Purchaser shall have given a notice contemplated by the foregoing clause (2) (and such notice is properly and timely given as required by Section 10.4.2), then the provisions in
Section 10.4.2 above shall be fully applicable and this Agreement shall terminate as provided therein.

         12.      CLOSING; DELIVERIES AT CLOSING.

                  12.1. DATE, TIME AND PLACE. The Closing will take place no sooner than the Termination Notice Date and no later than five (5) Business Days following Purchaser's IPO; provided, however, subject to the following sentence, the Closing shall occur not later than August 11, 2004 (as extended in the manner set forth below, the "Scheduled Closing Date"). Notwithstanding the foregoing sentence, if Purchaser's IPO fails to close on or before August 11, 2004, (i) Purchaser may extend the Scheduled Closing Date for up to and including an additional thirty (30) days beyond August 11, 2004 (i.e. no later than September 10, 2004) by providing Sellers written notice of such election and delivering the Second Deposit to Escrow Agent no later than 5:00 P.M. (Eastern time) on August 11, 2004 (the date and time required for delivery of such notice and payment of such Second Deposit being strictly of the essence of this Agreement), in which event, at the Closing, Purchaser shall pay an extension fee in an amount equal to the Second Deposit to Sellers (the "First Extension Fee"); and (ii) provided Purchaser shall have effectively exercised the first extension option, Purchaser may further extend the Scheduled Closing Date for up to and including an additional thirty (30) days beyond September 10, 2004 (i.e. no later than October 10, 2004) by providing Sellers written notice of such election and delivering the Third Deposit to Escrow Agent no later than 5:00 P.M. (Eastern time) on September 10, 2004 (the date and time required for delivery of such notice and payment of such Third Deposit being strictly of the essence of this Agreement), in which event, at the Closing, Purchaser shall pay an additional extension fee in an amount equal to the Third Deposit to Sellers (the "Second Extension Fee"). The Closing will take place at 10:00 A.M. (Eastern time) at the offices of Sellers' affiliate, TRCLP, at 4100 One Commerce Square, 2005 Market Street, Philadelphia, Pennsylvania 19103-7041, or on such earlier date or at such other time or place as Sellers and Purchaser may mutually agree in writing. Time is understood to be of the strict essence hereof. Notwithstanding the foregoing, Sellers will be permitted, by not less than five (5) Business Days prior notice to Purchaser, to extend the date for Closing hereunder for up to and including an additional thirty (30) days if the reason for such extension is for the purpose of securing the Lender Approval.

                  12.2. DELIVERIES BY RAD GP-145 KOP. At Closing, RAD GP-145 KOP shall deliver to Purchaser the following:

                           12.2.1.  A duly executed Assignment of the Acquired
Interests with respect to the 0.5% general partnership interest in the Partnership owned by RAD GP-145 KOP.

                           12.2.2.  Such owner's affidavits as the Title Insurer
shall reasonably require in order to issue to Purchaser, free of any exceptions for unfiled mechanics' or materialmen's liens for work performed prior to Closing, without extra charge, policies of title insurance (or endorsements) with respect to the Property and UCC title insurance with respect to the general partnership and limited partnership interests to be conveyed to Purchaser hereunder.

                           12.2.3.  A certificate with respect to Section 1445
of the Internal Revenue Code, stating that RAD GP-145 KOP is not a "foreign person" as defined in such Section 1445 and applicable regulations thereunder.

                           12.2.4.  Documentation, in form and substance
reasonably satisfactory to Purchaser, confirming and evidencing the following matters: that RAD GP-145 KOP is a limited liability company duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania; that RAD GP-145 KOP has the power and authority to execute and deliver this Agreement and perform its obligations hereunder; that the execution, delivery and performance of this Agreement and of all instruments to be executed and delivered by it hereunder have been duly authorized by all necessary action on the part of RAD GP-145 KOP;

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and that the individuals executing this Agreement and the other documents and instruments referenced herein or otherwise executed and delivered in connection herewith on behalf of RAD GP-145 KOP have the legal power, right and authority to bind RAD GP-145 KOP under the terms and conditions stated herein.

                           12.2.5.  A customary legal opinion with respect to
the Assignment of the Acquired Interests for the 0.5% general partnership interest in the Partnership owned by RAD GP-145 KOP to be conveyed to Purchaser.

                           12.2.6.  Such other items required of RAD GP-145 KOP
as set forth elsewhere herein, or as may be reasonably required by Purchaser in order to consummate the transactions contemplated by this Agreement.

                  12.3. DELIVERIES BY RAD PROP-II. At Closing, RAD PROP-II shall deliver to Purchaser the following:

                           12.3.1.  A duly executed Assignment of the Acquired
Interests with respect to the 99.5% limited partnership interest in the Partnership owned by RAD PROP-II.

                           12.3.2.  A certificate with respect to Section 1445
of the Internal Revenue Code, stating that RAD PROP-II is not a "foreign person" as defined in such Section 1445 and applicable regulations thereunder.

                           12.3.3.  Documentation, in form and substance
reasonably satisfactory to Purchaser, confirming and evidencing the following matters: that RAD PROP-II is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware; that RAD PROP-II has the power and authority to execute and deliver this Agreement and perform its obligations hereunder; that the execution, delivery and performance of this Agreement and of all instruments to be executed and delivered by it hereunder have been duly authorized by all necessary action on the part of RAD PROP-II; and that the individuals executing this Agreement and the other documents and instruments referenced herein or otherwise executed and delivered in connection herewith on behalf of RAD PROP-II have the legal power, right and authority to bind RAD PROP-II under the terms and conditions stated herein.

                           12.3.4.  A customary legal opinion with respect to
the Assignment of the Acquired Interests for the 88.5% limited partnership interest in the Partnership owned by RAD PROP-II to be conveyed to Purchaser.

                           12.3.5.  A certification from each lender to which
any of the Outstanding Indebtedness is owed as to the amount of accrued interest, principal and other fees, charges and expenses, if any, that are owing (without regard to when due) with respect to the Outstanding Indebtedness.

                           12.3.6.  Such other items required of RAD PROP-II as
set forth elsewhere herein, or as may be reasonably required by Purchaser in order to consummate the transactions contemplated by this Agreement.

                  12.4. DELIVERIES BY PURCHASER. At Closing, Purchaser shall deliver the following:

                           12.4.1.  An amended and restated certificate of
limited partnership for the Reconstituted Partnership and the Restated Partnership Agreement.

                           12.4.2.  A wire transfer of immediately available
federal funds, transferred to the account of RAD GP-145 KOP or to such other person or persons as Sellers jointly shall designate in writing, such wire transfer to be in an amount equal to the Balance required under Section 4.2 hereof, subject to prorations and adjustments as provided in Section 13 below.

                           12.4.3.  Documentation evidencing the full and
complete release by each Lender of TRCLP and each Affiliate of TRCLP (other than the Partnership) under any Outstanding Indebtedness and any Outstanding Indebtedness Liability and the consummation of the Collateral Release.

                           12.4.4.  Documentation, in form and substance
reasonably satisfactory to Sellers and each Lender, confirming and evidencing the following matters: that Purchaser is a limited partnership, duly formed, validly existing and in good standing under the laws of the State of Maryland; that Purchaser has the power and authority to execute and deliver this Agreement and perform its obligations hereunder; that the execution, delivery and performance of this Agreement and of all instruments to be executed and delivered by Purchaser hereunder have been duly authorized by all necessary action on the part of Purchaser; and that the individuals executing this Agreement and the other documents and instruments referenced herein or otherwise executed and delivered in connection herewith on behalf of Purchaser have the legal power, right and authority to bind Purchaser under the terms and conditions stated herein.

                           12.4.5.  If Purchaser is the party to the Put Option
and the Call Option (as opposed to Purchaser's REIT Entity), a customary legal opinion with respect to the Purchaser's REIT Entity's Call/Put Guaranty obligations as set forth in the Restated Partnership Agreement.

                           12.4.6.  Such other items required of Purchaser as
set forth elsewhere herein or as may be reasonably required by Sellers to consummate the transactions contemplated by this Agreement.

                  12.5. CLOSING STATEMENT. At Closing, each Seller and Purchaser shall execute and deliver one or more Closing Statements prepared by Sellers and reasonably satisfactory to both Sellers and Purchaser, which shall, among other items, set forth the Purchase Price, all credits against the Purchaser Price, the amounts of all prorations and other adjustments to the Purchase Price and all disbursements made at Closing on behalf of Purchaser and Sellers.

                  12.6. AVAILABILITY OF CERTAIN MATERIALS AFTER CLOSING. To the extent reasonably required by RAD PROP-II and/or RAD GP-145 KOP, Purchaser shall cause all information relating to the operations of the Reconstituted Partnership and the operation of the Property to be reasonably available to RAD PROP-II and RAD GP-145 KOP for a period of four (4) years after Closing. The provisions of this Section 12.6 shall survive Closing.

         13.      APPORTIONMENTS; EXPENSES.

                  13.1. APPORTIONMENTS GENERALLY. The parties agree that, except as expressly provided herein to the contrary, all items of income, expense and liabilities for the Property and the Partnership be allocated among the Partnership and the Reconstituted Partnership as if the Property had been conveyed by the Partnership to the Reconstituted Partnership on the Closing Date, with the Sellers having the sole rights to income and the sole responsibility for liabilities attributable on an accrual basis to the period ending on the Pro Ration Date and the Reconstituted Partnership having the sole rights to income and the sole responsibility for liabilities attributable on an accrual basis to the period commencing on the day after the Pro Ration Date. The obligations of Sellers and Purchaser pursuant to this Section 13 shall survive Closing for a period of twelve (12) months. In furtherance of the foregoing and except as otherwise specifically provided below, all expenses, charges and other obligations relating to the operation of the Property (including, without limitation, real estate taxes; expenses, charges and other obligations under the Leases, the Contracts and the Outstanding Indebtedness (including any escrows thereunder) shall be pro rated between the Partnership and the Reconstituted Partnership on a per diem basis as of 11:59 P.M. on the Pro Ration Date. For purposes of the pro rations contained in this Section 13, the Reconstituted Partnership shall be deemed to be the owner of the Property for the entire Closing Date. Whether amounts are allocable for the above purposes for the period before or after Closing shall be determined in accordance with generally accepted accounting principles using the accrual method. To the extent possible, the parties shall undertake to have amounts for services and contracts effectively determined as of the Pro Ration Date in order to avoid (to the extent practicable) post-Closing prorations of such items. Immediately prior to Closing, the Partnership shall distribute to the existing partners of the Partnership, in accordance with the provisions of the existing Partnership Agreement of the Partnership, all cash then held by the Partnership.

                  13.2. TAXES. All ad valorem real estate taxes, charges and assessments for the Property shall be pro-rated and apportioned between Sellers and the Reconstituted Partnership at Closing on a per diem basis as of 11:59 P.M. on the Pro Ration Date, apportioned on the basis of the fiscal year of the authority or other person levying the same. If any of the same have not been finally assessed, as of the Closing Date, for the current fiscal year of the taxing authority or other person assessing or charging the same, then the same shall be adjusted appropriately at Closing based upon the most recently issued bills therefor, and shall be readjusted immediately when and if final bills are issued. To the extent there are any interest or penalties associated with the payment of any taxes, such interest and penalties shall be allocated to the party who is responsible for the payment of the tax generating such interest or penalty. To the extent any refunds or credits associated with taxes previously paid arise after the Closing, such refunds or credits shall be apportioned between Sellers and the Reconstituted Partnership as of the Closing Date.

                  13.3. UTILITIES. Charges for water, electricity, sewer rental, gas, telephone and all other utilities for the Property shall be pro rated on a per diem basis as of 11:59 P.M. on the Pro Ration Date, disregarding any discount or penalty and on the basis of the fiscal year or billing period of the authority, utility or other person levying or charging for the same. If the consumption of any of the foregoing is measured by meters, then if possible and as an attempt to effectively allocate and apportion charges for such service, Sellers shall attempt to obtain a reading of each such meter on the Closing Date and determine the usage of such service as of 11:59 on the Pro Ration Date and the Partnership (as a pre-closing expense) shall pay all charges thereunder through the date of the meter readings. If there is no such meter or if a reading is not taken as of the Pro Ration Date, or if the bills for any of the foregoing have not been issued prior to the date of the Closing, the charges therefor shall be adjusted at the Closing on the basis of charges for the prior period for which bills were issued and shall be further adjusted when the bills for the current period are issued. Sellers and the Reconstituted Partnership shall further adjust any deposits to utility companies previously made by the Partnership.

                  13.4. RENTS. All rents and other charges collected under Leases shall be deemed to be applied first to the current rental periods and thereafter to satisfy rental obligations arising from past rental periods (applied in inverse order of the date such amounts are due so that such amounts are applied to satisfy later rents before earlier rents). Rents and other charges shall be apportioned as follows:

                           (1)      The Reconstituted Partnership shall receive
a credit at Closing for all rents and other charges actually collected prior to Closing to the extent relating to any period after Closing.

                           (2)      With respect to rents and other charges
uncollected as of Closing and owed by occupants of the Improvements at Closing for any period prior to Closing, Sellers shall be reimbursed by the Reconstituted Partnership following the Reconstituted Partnership's collection of such rents and charges, to the extent they are available in accordance with the provisions hereof, as follows: the Reconstituted Partnership shall use reasonable efforts promptly to collect such rents and charges, and all such amounts collected, net of reasonable related third-party out of pocket costs of collection (excluding "overhead expenses"), shall be paid to Sellers within ten
(10) days following the month of collection until the entire amount of such uncollected rents and charges shall have been paid.

                           (3)      With respect to rents and other charges
uncollected at Closing and owed by non-occupants of the Improvements at Closing for any period before Closing, Sellers shall retain all rights relating thereto (including the right to collect all such rents and charges), and Sellers shall receive no proration credits therefor. Any and all amounts collected by Sellers relating thereto shall be retained by Sellers, and all such amounts received by the Reconstituted Partnership with respect thereto shall be forthwith paid over to Sellers.

                  For the avoidance of doubt, the Reconstituted Partnership will continue to hold all security deposits with respect to the Leases and any other amounts that are held by the Partnership as of the date hereof.

                  13.5. EXPENSES. Except as otherwise specifically provided herein, each party shall be responsible for and shall pay all of its own expenses incurred in connection with this Agreement and the transactions contemplated hereby, including, without limiting the generality of the foregoing, (1) all costs and expenses stated herein to be borne or shared by a party, and (2) all of their respective accounting and legal fees. Purchaser, in addition to Purchaser's other expenses, shall be responsible for and shall pay (or reimburse Sellers for): (a) all title insurance premiums and costs for title searches, examinations, endorsements and services, including, without limitation, all survey costs and fees; (b) all transfer or assumption fees and all other costs related to the Lender Approval, and (c) all costs and expenses associated or connected with the conduct of Purchaser's Inspections, including engineering, environmental reports and lease and expense audits, and the like.

                  13.6. TRANSFER TAX. Based upon advice of their respective counsel, the parties agree no "Transfer Tax" (as herein defined) will be incurred by the consummation of the transactions contemplated hereby. Notwithstanding the foregoing, if the Sellers' and Purchaser's respective counsel subsequently agree that a Transfer Tax is required to be paid in connection with the consummation of the transactions contemplated hereby: (i) Sellers and Purchaser shall each have the option to terminate this Agreement by providing written notice to the other within three (3) Business Days after receiving written notification of such agreement, in which event this Agreement shall terminate and shall be canceled with no further liability of any party to any other, except under such provisions which shall expressly survive a termination of this Agreement, and the Deposit to the extent then made shall be returned to Purchaser, together with all interest earned thereon or (ii) if neither Sellers nor Purchaser shall exercise the termination option set forth in clause (i) hereof, Sellers and Purchaser shall each pay fifty percent (50%) of any state, city, county and municipal transfer, documentary, stamp and other similar taxes, penalties, interest and charges payable in connection with the transfer of the Acquired Interests and the consummation of the transactions contemplated hereby (collectively, the "Transfer Tax"). In the event that an assessment or assessments for Transfer Tax is levied on this transaction against the Partnership, the Reconstituted Partnership, Sellers and/or Purchaser, Sellers, Purchaser and the Reconstituted Partnership shall promptly and in a timely manner appeal such assessment or assessments in accordance with all applicable procedural and administrative rules, including a timely appeal of such assessment(s) with the appropriate reviewing body (the "Tax Review Board") for the taxing jurisdiction that levied such assessment or assessments. At the hearing of the Tax Review Board, if any, Sellers, Purchaser and the Reconstituted Partnership shall submit evidence, whether written or by oral testimony, that this transaction is not subject to Transfer Tax (the above described process, the "Contest Process"). All written communication to the Commonwealth of Pennsylvania and/or the local taxing authorities during the Contest Process shall be subject to the prior written approval of Purchaser and Sellers. Counsel for Sellers shall lead the prosecution of the Contest Process; provided, however, at all times such prosecution shall be subject to the prior review and approval of Purchaser's counsel. If during the course of the Contest Process, the Commonwealth of

Pennsylvania and/or the local taxing authorities proposes an offer of settlement, any such settlement shall be subject to the prior written approval of the Sellers, Purchaser and the Reconstituted Partnership, which approval may be withheld by any party in its sole and absolute discretion. Sellers and Purchaser shall share equally, that is, fifty percent (50%) each, all costs and expenses incurred in the prosecution of the Contest Process (except if they are represented by separate counsel each shall pay its own attorney's fees), the payment of any settlement to the Commonwealth of Pennsylvania or the local taxing authorities, including a settlement agreed to by Purchaser after an adverse decision by the Tax Review Board, and any assessment, plus interest and penalties, if any. Sellers hereby agree to indemnify and hold harmless Purchaser and the Reconstituted Partnership from and against any and all claims, cost, loss or damage, including, without limitation, reasonable attorneys' fees, incurred by Purchaser and/or the Reconstituted Partnership and arising from the Sellers' failure to pay their respective portions of the Transfer Tax. Purchaser hereby agrees to indemnify and hold harmless Sellers from and against any and all claims, cost, loss or damage, including, without limitation, reasonable attorneys' fees, incurred by the Sellers and arising from Purchaser's failure to pay its portion of the Transfer Tax. Any Transfer Tax required to be paid in connection with any other transaction or transfer or shift in ownership interests in the Partnership occurring after the Closing Date shall be the sole responsibility of the party whose actions resulted in the imposition of such Transfer Tax.

                  13.7. OUTSTANDING INDEBTEDNESS. If and to the extent any Outstanding Indebtedness is not satisfied in connection with the Closing, interest, costs, expenses and credits related to the Outstanding Indebtedness will be adjusted and apportioned in accordance with the following: (1) prepaid or accrued interest will be apportioned as of the Pro Ration Date; (2) Sellers will be credited with the amounts (including accrued interest) of any escrow and other sums on deposit with each Lender; (3) Purchaser will pay (or reimburse Sellers for) the any and all transfer fees and debt assumption fees in connection with the Outstanding Indebtedness, including each Lender's costs (however denominated) in connection with the Lender Approval thereon; and (4) Purchaser will bear the cost of its own production of information, review of documentation, counsel and other matters related to the Lender Approval.

                  13.8.    TAX MATTERS.

                           13.8.1.  The parties agree that the changes in
ownership of partnership interests effected on the Closing Date will be treated for federal income tax purposes as the sale of an eighty-nine percent (89%) undivided interest in the assets of the Partnership by the Sellers to Purchaser, followed by the contribution of their respective undivided ownership interests in the assets of the Partnership to the Reconstituted Partnership, on the authority of Revenue Ruling 99-5. For this purpose, the parties agree that the Purchase Price shall be allocated among the assets as set forth on the Purchase Price Allocation Schedule to be agreed upon by the parties hereto, and attached hereto by amendment, as set forth below, and no party shall take a position inconsistent with such allocation on a Tax Return, for accounting purposes or otherwise. Any required income tax returns of the Partnership for the short taxable year beginning January 1, 2004 and ending on the Closing Date shall be prepared and filed under the direction of Sellers, using an interim closing of the books as of the Pro Ration Date. The Sellers shall also cause to be filed any other Tax Returns due on or before the Closing Date. Any income tax returns of the Reconstituted Partnership for the short taxable year beginning on the Closing Date and ending on December 31, 2004 shall be prepared and filed by Purchaser. With respect to the Tax Returns for which the Purchaser is responsible, it may make or refuse to make any election with respect to Taxes as it, in its sole and absolute discretion, determines. Purchaser and Seller shall use commercially reasonable efforts to agree, in writing, on the Purchase Price Allocation Schedule prior to the Termination Notice Date. In connection therewith, the parties agree that the amount to be allocated to any components of the Property other than the Real Estate shall not exceed the adjusted tax basis of the Partnership for such components of the Property as of the Closing Date. If Purchaser and Sellers so agree, then they shall execute an amendment to this Agreement to document such agreement, pursuant to which such Purchase Price Allocation Schedule shall be deemed attached hereto. If Purchaser and Seller shall fail to agree, in writing, on the Purchaser Price Allocation Schedule prior to the Termination Notice Date, Sellers and Purchaser may each terminate this Agreement by written notice to the other party (until such time as the Purchase Price Allocation Schedule is agreed upon), in which event the Deposit posted by Purchaser shall be returned to it in full, together with accrued interest thereon, and this Agreement shall terminate and no longer shall be of any force or effect, and no party shall have any further liability or obligation hereunder to any other, expect under such provisions which shall expressly survive a termination of this Agreement.

                           13.8.2.  Sellers shall have the right, at their own
expense, to control any audit, contest, or similar proceedings relating to the Partnership's income tax returns for any taxable year ending on or before the Closing Date. Provided, however, that Sellers shall not agree to any assessment, deficiency, settlement, or the like with respect to any such return which would adversely affect the interest of Purchaser without the prior consent of Purchaser, which consent shall not be unreasonably withheld.

                           13.8.3.  The parties hereto shall provide to one
another the right to have access to and to copy and use any records, information, or personnel which may be relevant in connection with the preparation of, audit of, or contest with respect to any Partnership tax returns which such party has the right to prepare and file under this Agreement, or which may affect the tax liability of such party.

                           13.8.4.  All tax returns of the Partnership for
taxable periods beginning before the Closing Date that are not yet due (taking into account extensions) on the Closing Date, including without limitation the federal and Pennsylvania income tax returns of the Partnership for the short taxable year beginning January 1, 2004 and ending on the Closing Date (collectively, the "Pre-Closing Tax Returns") shall be prepared on a basis that is consistent with the elections, accounting methods, conventions, practices and principles of taxation used on such tax returns for the most recent applicable taxable periods. Sellers and Purchaser shall consult each other on an ongoing basis during the preparation of all such Pre-Closing Tax Returns concerning any positions to be taken therein. As to any Pre-Closing Tax Returns for which Sellers have assumed responsibility for preparation and filing, at least sixty
(60) calendar days prior to the date on which such Pre-Closing Tax Return is required to be filed (taking into account extensions), Sellers shall deliver such Pre-Closing Tax Return to Purchaser for its review. Within thirty (30) calendar days of receipt of such Pre-Closing Tax Return by Purchaser for review, Purchaser shall notify (in writing) Sellers of any changes to such Pre-Closing Tax Return (including disclosures proposed to be included therein). If Sellers dispute any such changes, they must notify (in writing) Purchaser of any such disputed changes within five (5) calendar days or else all such changes must be included in the Pre-Closing Tax Return when filed. The parties shall have the right to submit their dispute, within five (5) calendar days of the receipt by Purchaser of the written notification that their proposed changes are disputed, for final resolution to an arbitrator jointly selected by Purchaser and by Sellers, which arbitration shall be completed within fifteen (15) calendar days of submission. If the parties are unable to agree on an arbitrator within the aforesaid five (5) calendar day period, Purchaser, on the one hand, and Sellers, on the other, shall each identify an arbitrator by the end of such period, and the arbitrators so identified shall jointly select the ultimate arbitrator. The arbitrator shall be a law or accounting firm nationally recognized in tax matters, and the costs of the arbitration shall be borne by the parties in inverse proportion as they may prevail on matters resolved by the arbitrator, which proportionate allocations shall also be determined by the arbitrator at the time the determination of the arbitrator is rendered on the merits of the matters submitted.

                           13.8.5.  In the event the amount of Taxes and
governmental fees and charges due from the Partnership with respect to any period before the Closing exceeds any reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) with respect to the Partnership set forth on the face of a balance sheet (rather than in any notes thereto) delivered by Sellers to Purchaser prior to the execution of this Agreement, Sellers shall be solely responsible for paying such excess, and the Partnership shall be responsible for paying any balance of such Taxes and fees and charges. All taxes and governmental fees and charges with respect to any period after Closing shall be paid by the Reconstituted Partnership.

         14.      DAMAGE OR DESTRUCTION; CONDEMNATION.

                  14.1. DAMAGE OR DESTRUCTION. If at any time prior to the Closing Date all or any material portion of the Property is destroyed or damaged as a result of fire or any other casualty and the cost of restoring such damage exceeds or is reasonably anticipated to exceed $2,500,000, then, at the option of Purchaser, this Agreement shall terminate and shall be canceled with no further liability of any party to any other, except under such provisions which shall expressly survive a termination of this Agreement, and the Deposit to the extent then made shall be returned to Purchaser, together with all interest earned thereon. Sellers shall give Purchaser prompt written notice of any casualty. The election to terminate provided for hereby must be exercised by Purchaser (or will be deemed to have been waived) by written notice to Sellers to that effect, which notice is received by Sellers on or before the seventh
(7th) day following Purchaser's receipt of written notice of a casualty permitting termination hereunder.

                  14.2. CONDEMNATION. Any Material Taking of all or any part of the Property between the date of this Agreement and the Closing Date will, at the election of Purchaser, cause a termination of this Agreement. The election to terminate provided for hereby must be exercised by Purchaser (or will be deemed to have been waived) by written notice to Sellers to that effect, which notice is received by Sellers on or before the seventh (7th) day following Purchaser's receipt of written notice of the Material Taking and in the event of any such termination, this Agreement shall terminate and shall be canceled with no further liability of any party to any other, except under such provisions which shall expressly survive a termination of this Agreement, and the Deposit to the extent then made shall be returned to Purchaser, together with all interest earned thereon.

                  14.3. NO TERMINATION. If there is partial or total damage or destruction or condemnation or taking, as above set forth, and if neither Sellers nor Purchaser elects to terminate (or if neither Sellers nor Purchaser is permitted to terminate under the terms of Section 14.1 or 14.2 above) this Agreement as therein provided, then this Agreement shall continue in full force and effect in accordance with its terms and Closing hereunder shall take place in accordance with such terms and without abatement to or other adjustment of the Purchase Price payable hereunder, and the Reconstituted partnership shall be entitled to all net insurance (any deductible with respect thereto shall be paid by Sellers) or condemnation proceeds actually received in connection therewith.

         15.      TITLE; FAILURE OF TITLE; EXAMINATION OF TITLE.

                  15.1. TITLE. On the Closing Date, the Property will be free and clear of all Liens, tenancies, leases, restrictions, encumbrances, charges, security interests, covenants and easements of every kind, except only Permitted Exceptions.

                  15.2. FAILURE OF TITLE. If on the Closing Date, the Property is not free and clear of all Liens, tenancies, leases, restrictions, encumbrances, charges, security interests, covenants and easements of every kind, except only Permitted Exceptions, then Purchaser will have the option of
(1) accepting the condition of title that exists as of the Closing Date without any deduction from or adjustment to the Purchase Price (except for deduction and adjustment in an amount equal to the outstanding principal amount of any Monetary Lien other than the Outstanding Indebtedness, together with all interest, penalties and other charges thereon), or (2) declining to consummate this purchase; and in the latter event Purchaser will be repaid forthwith the Escrow Funds, this Agreement shall terminate and shall be canceled with no further liability of any party to any other, except under such provisions which shall expressly survive a termination of this Agreement.

                  15.3. EXAMINATION OF TITLE. Notwithstanding the foregoing, Purchaser will have until 5:00 P.M. (Eastern time) on the Termination Notice Date to examine title to the Property and notify Sellers in writing of any objections to title or which may be revealed by Purchaser's examination, including any objections to any of the Permitted Exceptions listed on Exhibit
15.3 (called herein Sellers' "Notice of Title Objections"). Purchaser will deliver to Sellers, expeditiously after its receipt by Purchaser, a current title commitment for the Property, together with legible copies of all title exceptions shown or disclosed thereon. The Notice of Title Objections, if and when delivered by Purchaser to Sellers, shall enumerate with specificity all title exceptions and objections which are acceptable to Purchaser, and all title exceptions or objections which are unacceptable to Purchaser (and all such title exceptions and objections which are so enumerated as acceptable to Purchaser (together with all such matters which are neither enumerated as acceptable nor unacceptable, all of which shall be deemed to be acceptable), shall supplement the items listed on
Exhibit 15.3 and shall become Permitted Exceptions for all purposes of this Agreement). In the event that Purchaser fails to give a Notice of Title Objections on or before the Termination Notice Date, then such failure to notify Sellers timely will constitute a waiver of such right to object to any title defects, and this Agreement will remain in full force and effect in accordance with its terms and the purchase and sale contemplated hereby will be closed as herein provided, with Exhibit 15.3 as well as all exceptions shown on Purchaser's title commitment shall be deemed acceptable to Purchaser. Whether or not Purchaser shall have previously furnished to Sellers any Notice of Title Objections pursuant to the provisions of this Section 15.3, Purchaser may at or prior to Closing further notify Sellers in writing of any objections to title (which would result in the Property not being free and clear of all Liens, tenancies, leases, restrictions, encumbrances, charges, security interests, covenants and easements of every kind, except only Permitted Exceptions) arising between (1) 5:00 P.M. (Eastern time) on the "Title Objection Date" (which for this purpose shall mean the date on which Purchaser shall have given Sellers its Notice of Title Objections), and (2) the Closing Date. With respect to any objections to title set forth in such further notice, Sellers will have the same obligations and Purchaser will have the same rights as those which apply to any Notice of Title Objections resulting from a title examination made by Purchaser on or before the Termination Notice Date.

                  15.4. CURE OF TITLE OBJECTIONS. If Purchaser has timely given a Notice of Title Objections as set forth above, Sellers will have the right, but not the obligation (unless otherwise expressly set forth below in this subsection), until on or before twenty (20) days after its receipt of a Notice of Title Objections, within which to cure any such objections; provided, however, if any such objection consists of one or more Monetary Liens (other than the Outstanding Indebtedness) in an aggregate amount less than Five Hundred Thousand Dollars ($500,000.00), then Sellers will have an obligation to pay (at or prior to Closing) any amount due in satisfaction or release of such Monetary Lien(s).

                  15.5. PURCHASER'S RIGHT TO TERMINATE. If any such objection to title of which Sellers has been so notified on a timely basis is not so cured within the twenty-day period set forth in Section 15.4 above, then Purchaser may, by written notice to Sellers, terminate this Agreement and thereafter neither party hereto will have any further rights, obligations or liabilities hereunder except to the extent that any right, obligation or liability set forth herein expressly survives termination of this Agreement. If any such title objection is not so cured within such twenty-day time period and Purchaser has not notified Sellers in writing within ten (10) additional days thereafter that this Agreement is to be so terminated, then the title objections shall be deemed waived. With respect to Section 15.4 above and to the foregoing provisions of this Section 15.5: (1) Sellers will be deemed to have cured a title defect within the twenty-day cure period as aforesaid if Sellers shall have timely notified Purchaser in writing that the title objection of which it has notice will be cured by Sellers at or prior to Closing (and the actual cure thereof will be a condition precedent to Purchaser's obligation to consummate Closing); and (2) Purchaser's deemed waiver of a title objection pursuant to the immediately preceding sentence will not be deemed to have occurred unless Purchaser has failed to notify Sellers in writing within the ten (10) days following the date on which Sellers shall have given written notice to Purchaser that it will not or cannot cure such title objection.

         16. NOTICES. All notices and other communications hereunder shall be in writing (whether or not a writing is expressly required hereby), and shall be deemed to have been given (1) if hand delivered, sent by facsimile transmission or by email, with a required confirmation copy immediately to follow by any of the other methods of delivery permitted herein, then if and when delivered (or, if an attempt is made during ordinary business hours on a Business Day, when the first unsuccessful attempt is made to deliver) to the respective parties at the below addresses (or at such other address as a party may hereafter designate for itself by notice to the other party as required hereby), or (2) if by express United States mail or nationally-recognized, overnight delivery or courier service (which service provides a receipt of delivery), postage prepaid, then if and when delivered (or, if an attempt is made during ordinary business hours on a Business Day, when the first unsuccessful attempt is made to deliver) to the respective parties at the below addresses (or at such other address as a party may hereafter designate for itself by notice to the other party as required hereby):

                  IF TO RAD PROP-II AND/OR RAD GP-145 KOP:

                  c/o The Rubenstein Company, L.P.
                  4100 One Commerce Square
                  2005 Market Street
                  Philadelphia, Pennsylvania 19103-7041
                  Telephone:
                  Facsimile:
                  Attention:        Hugh J. Ward III
                  Email:

                  With a required copy to:

                  c/o The Rubenstein Company, L.P.
                  4100 One Commerce Square
                  2005 Market Street
                  Philadelphia, Pennsylvania 19103-7041
                  Telephone:
                  Facsimile:
                  Attention:        R. Bruce Balderson, Jr., Esq.
                  Email:

                  IF TO PURCHASER:

                  c/o Bernardo Property Advisors, Inc.
                  17140 Bernardo Center Drive, Suite 195
                  San Diego, CA 92128
                  Telephone:

                  Facsimile:
                  Attention:        Alan D. Gold
                  Email:

                  With a required copy to:

                  Latham & Watkins, LLP
                  600 West Broadway, Suite 1800
                  San Diego, CA
                  Telephone:
                  Facsimile:
                  Attention:        Steven J. Levine, Esq.
                  Email:

                  IF TO ESCROW AGENT:

                  Chicago Title Insurance Company
                  700 South Flower Street, Suite 3305
                  Los Angeles, California 90017
                  Telephone:
                  Facsimile:
                  Attention:        Marley Harrill
                  Email:

         17. CONDITION OF THE PROPERTY; NO OTHER CONDITIONS. Purchaser represents and acknowledges the following: (1) that it has (or prior to the Termination Notice Date, will have) independently investigated, analyzed and appraised the value and profitability of the Partnership, the Property and Purchaser's intended acquisition of the Acquired Interests and has (or will have) satisfied itself with respect to such matters; (2) that it has (or prior to the Termination Notice Date, will have) inspected the Property and has (or will have) satisfied itself with respect to the physical condition of the Property (including the condition of the Land, all Improvements and all Personalty, and the respective components of each of the foregoing, and including the Property's environmental and subsurface conditions); (3) that it has (or prior to Closing, will have) reviewed all documents referred to or contemplated herein or in the Exhibits hereto; (4) that it is (or prior to Closing, will be) thoroughly acquainted with all of the above; and (5) subject only to the representations and warranties explicitly set forth herein, and in any document executed by Sellers in connection with the Closing, that it agrees to accept the Property (including the Land, all Improvements and all Personalty, and the respective components of each of the foregoing) "AS IS" and in its and their present condition, subject to reasonable use, wear and tear and natural deterioration between the date hereof and the Closing Date. Purchaser's obligations under this Agreement shall not be subject to any contingencies, diligence or conditions except as expressly set forth in this Agreement. Subject only to the representations and warranties explicitly set forth herein, and in any document executed by Sellers in connection with the Closing, Purchaser acknowledges and agrees that, except as expressly set forth herein, neither any Seller nor any agent or representative of any Seller has made, and no Seller is liable for or bound in any manner by, any express or implied warranties, guarantees, promises, statements, inducements, representations or information pertaining to the Partnership, the Property, the Acquired Interests or to any document referred to herein or in any Exhibit hereto (including, without limitation, any information contained in the informational brochure, package and related materials about the Property), or any other matter or thing with respect to any of the foregoing, whether express or implied, or arising by operation of law; nor, except as expressly set forth herein, shall any adverse change in the Condition of the Property before the Closing Date give rise to any obligation on the part of any Seller or remedy on the part of Purchaser. Subject only to the representations and warranties explicitly set forth herein, and in any document executed by Sellers in connection with the Closing, Purchaser agrees that the Property will be accepted by Purchaser at the Closing in the then existing Condition of the Property, AS IS, WHERE IS, WITH ALL FAULTS, AND WITHOUT ANY WRITTEN OR ORAL REPRESENTATIONS OR WARRANTIES WHATSOEVER, WHETHER EXPRESS OR IMPLIED OR ARISING BY OPERATION OF LAW, other than the Sellers' Property Representations expressly set forth in this Agreement. Without limiting the generality of the foregoing, subject only to the representations and warranties explicitly set forth herein, and in any document executed by Sellers in connection with the Closing, the transactions contemplated by this Agreement are without statutory, express or implied warranty, representation, agreement, statement or expression of opinion of or with respect to (A) the Condition of the Property or any aspect thereof, including, without limitation, any and all statutory, express or implied representations or warranties related to the suitability for habitation, merchantability, or fitness for a particular purpose, (B) the nature or quality of construction, structural design or engineering of the improvements included in the Property, (C) the quality of labor or materials included in the improvements included in the Property, (D) the soil conditions, drainage, topographical features, flora, fauna, or other conditions of or which affect the Property, (E) any conditions at or which affect the Property with respect to a particular use, purpose, development, potential or otherwise, (F) areas, size, shape, configuration, location, access, capacity, quantity, quality, cash flow, expenses, value, condition, make, model, composition, accuracy, completeness, applicability, assignability, enforceability, exclusivity, usefulness, authenticity or amount, (G) any statutory, express or implied representations or warranties created by any affirmation of fact or promise, by any description of the Property or by operation of law, (H) any environmental, botanical, zoological, hydrological, geological, meteorological, structural, or other condition or hazard or the absence thereof heretofore, now or hereafter affecting in any manner the Property and (I) all other statutory, express or implied representations or warranties by any Seller whatsoever. Purchaser acknowledges that Sellers anticipate that the expenditures set forth on Exhibit 17 may be required in the future with respect to the Property. Purchaser acknowledges that Purchaser has knowledge and expertise in real estate, financial and business matters that enable Purchaser to evaluate the merits and risks of the transactions contemplated by this Agreement. Purchaser further agrees, as part of the consideration for Sellers entering into this Agreement, that Purchaser will not, under any circumstances, bring any claim, lawsuit or other proceeding against any Seller (or otherwise name any Seller in any claim, lawsuit or other proceeding) under or by virtue of any local, state or federal law, rule, ordinance, code or regulation relating to the condition of the Property (including environmental matters) or relating to the compliance of the Property under any such law, rule, ordinance, code or regulation, or under or by virtue of any common law right relating to any of the foregoing. For purposes of this Agreement, the term "Condition of the Property" means the following matters with respect to the Property:

                  (A) Physical Condition of the Property. The quality, nature and adequacy of the physical condition of the Property, including, without limitation, the quality of the design, labor and materials used to construct the improvements included in the Property; the condition of structural elements, foundations, roofs, glass, mechanical, plumbing, electrical, HVAC, sewage, and utility components and systems; the capacity or availability of sewer, water, or other utilities; the geology, flora, fauna, soils, subsurface conditions, groundwater, landscaping, and irrigation of or with respect to the Property, the location of the Property in or near any special taxing district, flood hazard zone, wetlands area, protected habitat, geological fault or subsidence zone, hazardous waste disposal or clean-up site, or other special area, the existence, location, or condition of ingress, egress, access, and parking; the condition of the personal property and any fixtures; and the presence of any asbestos or other hazardous materials, dangerous, or toxic substance, material or waste in, on, under or about the Property and the improvements located thereon.

                  (B) Adequacy of the Property. The economic feasibility, cash flow and expenses of the Property, and habitability, merchantability, fitness, suitability and adequacy of the Property for any particular use or purpose.

                  (C) Legal Compliance of the Property. The compliance or non-compliance of Sellers or the Partnership or the operation of the Property or any part thereof in accordance with, and the contents of, (i) all codes, laws, ordinances, regulations, agreements, licenses, permits, approvals and applications of or with any governmental authorities asserting jurisdiction over the Property, including, without limitation, those relating to zoning, building, public works, parking, fire and police access, handicap access, life safety, subdivision and subdivision sales, and hazardous materials, dangerous, and toxic substances, materials, conditions or waste, including, without limitation, the presence of hazardous materials in, on, under or about the Property that would cause state or federal agencies to order a clean up of the Property under any applicable legal requirements and (ii) all agreements, covenants, conditions, restrictions (public or private), condominium plans, development agreements, site plans, building permits, building rules, and other instruments and documents governing or affecting the use, management, and operation of the Property.

                  (D) Insurance. The availability, cost, terms and coverage of liability, hazard, comprehensive and any other insurance of or with respect to the Property.

                  (E) Condition of Title. The condition of title to the Property, including, without limitation, vesting, legal description, matters affecting title, title defects, liens, encumbrances, boundaries, encroachments, mineral rights, options, easements, and access; violations of restrictive covenants, zoning ordinances, setback lines, or development agreements; the availability, cost, and coverage of title insurance; leases, rental agreements, occupancy agreements, rights of parties in possession of, using, or occupying the Property; and standby fees, taxes, bonds and assessments.

The provisions of this Section 17 shall survive termination of this Agreement or a Closing hereunder.

         18.      UNDERTAKINGS BY SELLERS AND PURCHASER.

                  18.1. PROPERTY MANAGEMENT AND OPERATIONS. Subject to the provisions of this Agreement, between the date of execution of this Agreement and the Closing Date, the Partnership shall continue to operate and manage the Property in a normal businesslike manner, consistent with prior practices, making all necessary and ordinary maintenance repairs (excluding capital repairs) resulting from the breakdown or improper functioning of a particular item or system which is required to keep the Property in substantially the same condition as the date hereof, including ordering and maintaining on hand sufficient materials, supplies, fuel and other personal property necessary for the efficient operation and management of the Property through the Closing Date. The Partnership shall maintain hazard and liability insurance on the Property through the Closing Date.

                  18.2. LEASES. Prior to the Termination Notice Date, the Partnership may, in its sole and absolute discretion, enter into any lease, sublease, license, concession or other agreement for use, occupancy or utilization of space in the Property or amend any lease, sublease, license, concession or other agreement for use, occupancy or utilization of space in the Property (any such document or amendment is referred to as a "Proposed Lease"). After the Termination Notice Date and prior to the Closing, the Partnership shall not enter into any Proposed Lease without the prior written consent of Purchaser (which consent shall not be unreasonably withheld and shall be deemed to have been irrevocably granted if not reasonably withheld in writing within five (5) Business Days after a request therefore is received by Purchaser); Purchaser shall have the same review and approval rights with respect to each Proposed Lease that the Reconstituted Partnership shall have with respect to each Subject Lease under Section 6.3 above. Furthermore, after the Termination Notice Date and prior to the Closing, the Partnership shall not knowingly enter into any lease, sublease, license, concession or other agreement for use, occupancy or utilization of space in the Property which provides for a rental or other payment for such use, occupancy or utilization based in whole or in part on the net income or profits derived by any person, or which would require the payment of any consideration which would not fall within the definition of "rents from real property", as that term is defined in Section 856(d) of the Code. The term "Subject Lease" shall be deemed to include each Proposed Lease executed by the Partnership before the Closing in accordance herewith.

                  18.3. ACCESS. Purchaser and Purchaser's agents and other representatives shall be permitted to enter upon the Property from time to time, during normal business hours, after prior notice to Sellers and at its own risk and expense, for the purpose of making such examinations, tests and inspections as are necessary or desirable, including the Inspections. In no event shall any such access interfere with the occupancy or rights of any Tenant or cause any damage to the Property or any portion thereof. Purchaser, at its own cost and expense, (1) shall repair any damage caused thereby and restore the Property to its condition prior to such access,

(2) shall provide Sellers with evidence of insurance, with limits of coverage and from an insurer reasonably satisfactory to Sellers, naming Sellers as additional insureds for any loss, damage, claims or liability suffered by Sellers or by or to any portion of the Property resulting from any of the activities permitted in this Section 18.3 (such evidence of insurance to be provided to Sellers prior to the commencement of any such activities and to be maintained by Purchaser until Closing hereunder or sooner termination of this Agreement), and (3) shall indemnify, defend and hold harmless Sellers and Sellers' respective officers, employees, agents, representatives and affiliates, from any and all damages, losses, liabilities, claims, costs and expenses (collectively, "Loss") resulting from any of the activities permitted in this
Section 18.3 and Section 10.4.1 above, except Purchaser shall have no such obligation to indemnify, defend or hold harmless to the extent such Loss results from (a) the gross negligence of any Sellers or any of Sellers' respective officers, employees, agents, representatives and affiliates, or (b) Purchaser discovering any pre-existing fact or circumstance with respect to the Property or the Acquired Interests so long as Purchaser has not exacerbated the condition related to such fact or circumstance (and if Purchaser has exacerbated such condition, such indemnification shall apply only to the extent Purchaser has exacerbated such condition). For access to the Property permitted hereby, Purchaser shall be permitted to notify Mark Pasierb (by telephone to 215-563-3558) of its desire to enter the Property. Purchaser's right of access as aforesaid shall be further subject to the following: (i) each such access shall be subject to the prior written approval of Sellers (which approval shall not be unreasonably withheld) and Purchaser and any of Purchaser's representatives shall be accompanied by a representative of Sellers; and (ii) all examinations, tests and inspections of the Property shall be conducted at such times and in such a manner as to not interfere with, and to cause disturbance to, the ongoing operation, management and leasing operations of the Property and the full use, benefit and enjoyment of the Property by any tenants. The right of access granted in this Section 18.3 shall extend from the date hereof until Closing hereunder or sooner termination of this Agreement. The provisions of this Section 18.3 shall survive Closing and any termination of this Agreement.

                  18.4. FURTHER ASSURANCES. In addition to the obligations required to be performed hereunder by Purchaser and Sellers at Closing, Purchaser and each Seller agree to perform such other acts, and execute, acknowledge and deliver such other instruments, documents and other materials as Purchaser or a Seller may reasonably request of each other and as shall be necessary in order to effect consummation of the transactions contemplated by this Agreement.

                  18.5. ASSIGNABILITY. Purchaser shall not assign or transfer any portion or all of its rights or obligations under this Agreement to any other individual, entity or other person without the express written consent thereto in writing by Sellers. Notwithstanding the foregoing, Purchaser shall have the right, without Sellers' prior written consent, to assign this Agreement
(i) one time only prior to the Closing Date to an entity that is controlled by Purchaser and that has, as one of its constituent members, an Affiliate of Purchaser or (ii) to a successor in interest to substantially all of the assets of Purchaser that has, as one of its constituent members, an Affiliate of Purchaser; provided in all cases that Sellers first receive written notice of the assignment and that the assignee thereunder has thereupon agreed to and assumed all of Purchaser's obligations under this Agreement. Upon any assignment permitted as aforesaid or any other assignment expressly consented to in writing by Sellers, such assignee shall be deemed to be Purchaser hereunder for all purposes hereof and have all the rights and obligations of Purchaser hereunder, provided that, and notwithstanding any such assignment, the presently identified and named Purchaser hereunder shall in any case remain fully and primarily responsible and obligated for all obligations, responsibilities and other undertakings of any such successor "Purchaser," under this Agreement.

                  18.6. NOTICES. Sellers shall cause the Partnership to promptly deliver to Purchaser copies of, all notices of violations of laws, ordinances, orders, condemnations, directives, regulations or requirements issued by, filed by or served by any Governmental Authority against or affecting the Partnership or any part or aspect of the Property received by Sellers prior to the date hereof. In addition, Sellers shall notify Purchaser promptly of any casualty affecting the Property occurring prior to the Closing.

                  18.7. TRANSFER. Except as permitted hereunder (including, without limitation, with respect to the Second Loan), Sellers shall not, and Sellers shall not permit the Partnership to, sell, assign, convey, lease, mortgage, pledge or transfer the Partnership Interests or any other interests in the Property to any other person, or to create any Lien or encumbrance on the Acquired Interests or the Property.

                  18.8. INSURANCE. Sellers shall use commercially reasonable efforts to cause the Partnership to have in effect and maintain at all times up to the Closing Date the insurance substantially of the kind, in the amount and with the insurers set forth on Exhibit 7.2.10 or equivalent insurance.

                  18.9. ISSUANCE OF SECURITIES. Sellers shall not permit the Partnership to, issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any equity securities of the Partnership any voting debt securities of the Partnership or any securities or options convertible into, or exchangeable or exercisable for, any such equity securities or voting debt securities.

                  18.10. GOVERNING DOCUMENTS. Sellers shall not permit the Partnership to, amend or restate (or propose to amend or restate) the Governing Documents.

                  18.11. NO ACQUISITIONS. Sellers shall not permit the Partnership to acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or corporation, partnership, limited liability entity, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets, in each case, which are material, individually or in the aggregate, to the Partnership, other than in the ordinary course of business.

                  18.12. NO DISPOSITIONS. Except as permitted hereunder, including without limitation Section 23 below, Sellers shall not permit the Partnership to, sell, lease, encumber or otherwise dispose of or agree to sell, lease, encumber or otherwise dispose of, any of its assets, which are material, individually or in the aggregate to the Partnership except as provided herein.

                  18.13. NEW CONTRACTS. Sellers shall not permit the Partnership to enter into any new Contract pertaining to Property except for (1) leases otherwise permitted hereunder and (2) service contracts which are terminable at or before the Closing or upon not more than 30 days notice.

                  18.14. EXISTING LEASES. Sellers shall use commercially reasonable efforts to cause the Partnership to comply with the Partnership's obligations under the Leases.

                  18.15. OTHER ACTIONS; NOTICE OF INACCURACIES IN REPRESENTATIONS AND WARRANTIES. Neither Seller, nor the Partnership shall knowingly take any action that would or reasonably would be likely to result in any of its representations and warranties set forth in this Agreement being untrue in any material respect as of the date made (to the extent so limited) or any of the conditions set forth herein not being satisfied. Further, should Sellers learn that any of the representations or warranties of Sellers set forth herein are inaccurate in any material respect (as of the date made or thereafter), Sellers promptly shall provide Purchaser with written notice describing the inaccuracy.

         19. BROKERS. Each party represents and warrants to the other that it has not made any agreement or taken any action which may cause any person to become entitled to a commission or other compensation as a result of the transactions contemplated by this Agreement other than Lehman Brothers, Inc. ("Lehman") and McDevitt Real Estate Services, Inc. ("McDevitt"). The Sellers (prior to the Closing) shall be responsible for payment of any brokerage commission due to Lehman as a result of their existing relationship with Lehman and Purchaser shall be responsible for payment of any brokerage commission due to McDevitt, in each case as a result of the transactions contemplated by this Agreement. Sellers and Purchaser will each indemnify and defend the other from any and all claims, actual or threatened, for any such fee, commission or other compensation by any third person with whom such party has had dealings (other than (x) Lehman with respect to Sellers and (y) McDevitt with respect to Purchaser) in connection with the transactions contemplated by this Agreement. The provisions of this Section 19 shall survive the Closing and any termination of this Agreement.

         20.      DEFAULTS PRIOR TO CLOSING.

                  20.1. DEFAULT BY SELLERS. Except as otherwise provided in this Agreement, should a Seller violate or fail (in breach of its obligations hereunder) to fulfill or perform any of the terms, conditions or undertakings set forth in this Agreement applicable to it at or prior to Closing, and if as a result thereof a Closing hereunder shall not occur, then in such case Purchaser shall, as its sole remedy therefor, have the option of (1) specifically enforcing this Agreement, or (2) terminating this Agreement; and in the latter event the Escrow Funds shall be returned to Purchaser, Sellers shall reimburse Purchaser for Purchaser's documented, third-party, out of pocket due diligence expenses incurred in connection with the transactions contemplated by this Agreement (such expenses not to exceed $100,000), and this Agreement shall terminate, and no party shall have any further liability or obligation hereunder to any other, except under such provisions which shall expressly survive a termination of this Agreement. Purchaser further agrees, as part of the consideration for Sellers entering into this Agreement, that Purchaser will not, under any circumstances place or attempt to place a lis pendens on the Real Estate or any part thereof; and any violation of this covenant by Purchaser shall constitute a default hereunder. The provisions of this Section 20.1 shall survive termination of this Agreement.

                  20.2. DEFAULT BY PURCHASER. Should Purchaser (A) violate or fail (in breach of its obligations hereunder) to fulfill or perform any of the terms, conditions or undertakings set forth in this Agreement applicable to it at or prior to Closing, and if as a result thereof a Closing hereunder shall not occur, or (B) fail to make the Second Deposit and the Third Deposit, as applicable, strictly in accordance with the requirements of Section 4.1 hereof, then in any such case (1) as Sellers' sole remedies therefor, as liquidated damages (and not as a penalty) for such breach, as full, complete and final damages in respect thereof, (x) Escrow Agent shall pay and deliver to Sellers the Escrow Funds and (y) if Purchaser has closed Purchaser's IPO or thereafter closes Purchaser's IPO, in addition to Sellers' other rights and remedies hereunder (and not in lieu thereof), Purchaser and Purchaser's REIT Entity shall be jointly and severally liable to pay to Seller, within three (3) days after Sellers' written demand therefor, an amount equal to $3,000,000 (which amount is payable to Sellers in addition to the Escrow Funds) ("Purchaser's REIT Entity's IPO Guaranty"), (2) all Seller Property Materials, if any, delivered by any Seller to Purchaser shall be returned to Sellers, and all Purchaser Property Materials, to the extent in Purchaser's possession, shall be delivered to Sellers and shall belong to and become the property of Sellers without cost to any Seller, and (3) upon satisfaction by Purchaser of the delivery requirements in clause 20.2. (2) above, this Agreement shall terminate, and no party shall have any further liability or obligation hereunder to any other, except under such provisions which shall expressly survive a termination of this Agreement. The provisions of this Section 20.2 shall survive termination of this Agreement.

         21.      MISCELLANEOUS.

                  21.1. COMPUTATION OF TIME. In computing any period of time pursuant to this Agreement, the date of the act, default or other event from which the designated period of time begins to run (for example, the "execution date of this Agreement") will not be included. The last day of the period so computed will be included unless it is not a Business Day, in which event the period runs until the end of the next following day which is a Business Day.

                  21.2. TIME OF THE ESSENCE. All times, wherever specified herein, are of the essence of this Agreement.

                  21.3. RECORDING. This Agreement shall not be recorded or filed in any office or place of public record, except as may be necessary in connection with an action by a party to enforce its rights hereunder. If Purchaser shall record this Agreement or cause or permit the same to be recorded in violation of the foregoing restriction, Sellers, at Sellers' option, may declare Purchaser in default hereunder and in addition to Sellers' other rights and remedies, shall have the right forthwith to institute appropriate legal proceedings to have the same removed of record at Purchaser's expense.

                  21.4. GOVERNING LAWS; PARTIES AT INTEREST. This Agreement shall be governed by Pennsylvania law and shall bind and inure to the benefit of the parties hereto and, subject to Section 18.5 hereof, their respective heirs, administrators, personal representatives, successors and assigns.

                  21.5. HEADINGS. The headings preceding the text of the Sections and subsections hereof are inserted solely for convenience of reference and shall not constitute a part of this Agreement, nor shall they affect its meaning, construction or effect.

                  21.6. SURVIVAL AFTER CLOSING. The provisions of Section 7 and 8 shall survive Closing in accordance with the time limitations expressly set forth in such Section. The provisions of Section 13 (other than Section 13.8) shall survive Closing for a period of twelve (12) months after the Closing Date. The provisions of 12.6, 13.8, 16, 17, 18.3, 19, 21, 22 and 23 (together, the "Extended Survival Sections"), shall survive for the period of the applicable statute of limitations. If a party has not received written notice within the applicable period of a claim by the other party of breach or default under any of the aforementioned surviving Sections, specifying with particularity the nature and extent of the claimed breach, then all covenants, representations, agreements, conditions, obligations and undertakings contained in the surviving Sections, except as so specified and except as set forth in the Extended Survival Sections, shall be deemed to have been fully performed, waived or otherwise discharged. All of the other covenants, representations, agreements, conditions, obligations and undertakings hereunder shall not survive the Closing, but rather shall be deemed to have been fully performed, waived or otherwise discharged by the occurrence of Closing hereunder or a termination or cancellation of this Agreement without the occurrence of a Closing. In addition, the provisions of Sections 16, 17, 18.3, 19, 20.1, 20.2, 21, 22 and 23 shall survive any termination or cancellation of this Agreement without the occurrence of a Closing.

                  21.7. WAIVER. Failure of either Purchaser or Sellers to exercise any right given hereunder, or to insist upon strict compliance with regard to any term, condition or covenant specified herein, shall not constitute a waiver of Purchaser's or a Seller's right to exercise such right or to demand strict compliance with any other term, condition or covenant under this Agreement.

                  21.8. EXHIBITS. All Exhibits which are referred to herein and which are attached hereto or bound separately and initialed by the parties are expressly made and constitute a part of this Agreement. The matters disclosed in the respective Exhibits to this Agreement may be broader than those required to be disclosed in order for the representations, warranties and covenants contained in this Agreement to be true and correct. These additional matters are provided for informational purposes only, and the Sellers make no representation or warranty that other matters of a similar or dissimilar nature or import are disclosed herein. The inclusion of a matter in any Exhibit to this Agreement (1) that corresponds to a representation, warranty or covenant in the Agreement qualified by reference to materiality does not constitute an admission as to the materiality of the matter so disclosed, nor shall it be deemed to establish a standard for materiality; (2) shall not constitute, or be deemed to constitute or be deemed to be, an admission of liability or obligation concerning such matter, nor an admission against the interests of any of the Sellers, (3) does not represent a determination by the Sellers that such item did not arise in the ordinary course of business and (4) shall not evidence that any information was required to be disclosed in the Exhibit. Although the Exhibits to this Agreement identify exceptions by specific Section or subsection references, a disclosure made with respect to any Section or subsection will also be deemed to be disclosure against all other Sections and/or subsections of this Agreement.

                  21.9. ENTIRE AGREEMENT; AMENDMENTS. This Agreement and the Exhibits hereto set forth all of the promises, covenants, agreements, conditions and undertakings between the parties hereto with respect to the subject matter hereof, and supersede all prior and contemporaneous agreements and understandings, inducements or conditions, express or implied, oral or written, except as contained herein and except for that certain Confidentiality Agreement, dated March 9, 2004, executed by Purchaser (the "Confidentiality Agreement"). This Agreement may not be changed orally but only by an agreement in writing, duly executed by or on behalf of the party against whom enforcement of any waiver, change, modification, consent or discharge is sought.

                  21.10. EXECUTION DATE. As used herein, the "execution date" of this Agreement or "date" of this Agreement shall in each case mean and be deemed to be the date set forth in the first paragraph of this Agreement.

                  21.11. AUTHORSHIP. Each of the parties has actively participated in the negotiation and drafting of this Agreement and the Closing Documents and each has received independent legal advice from attorneys of its choice with respect to the advisability of making and executing this Agreement and the Closing Documents. In the event of any dispute or controversy regarding this Agreement or any of the Closing Documents, the parties will be conclusively deemed to be the joint authors of this Agreement and the Closing Documents and no provision of this Agreement or the Closing Documents will be interpreted against a party be reason of authorship. The provisions of this Section shall survive the Closing and any termination of this Agreement.

                  21.12. DISPUTE. In the event of any dispute between the parties hereto regarding any of the transactions contemplated by this Agreement, the prevailing party shall be entitled to recover from the non-prevailing party all reasonable out-of-pocket costs and expenses incurred by the prevailing party in connection with such dispute.

         22. CONFIDENTIALITY. Purchaser and its respective representatives shall hold in strictest confidence all data and information obtained with respect to the Property, the Partnership, Sellers and their respective businesses, whether obtained before or after the execution and delivery of this Agreement, and shall not disclose the same to others; provided, however, that it is understood and agreed that Purchaser may disclose such data and information to their respective employees, consultants, accountants and attorneys provided that such persons agree in writing to treat such data and information confidentially. In the event this Agreement is terminated or Purchaser fails to perform hereunder, Purchaser shall promptly return to Sellers any statements, documents, schedules, exhibits or other information obtained from the Sellers (or any of them), including the Seller Property Materials, in connection with this Agreement or the transaction contemplated hereby. In the event of a breach or threatened breach by Purchaser or its respective agents or representatives of this Section 22, Sellers shall be entitled to an injunction restraining Purchaser and its agents and representatives from disclosing, in whole or in part, such confidential information. Nothing herein shall be construed as prohibiting any Seller from pursuing any other available remedy at law or in equity for such breach or threatened breach. The provisions in this Section are supplemental to (and do not diminish or supersede) the provisions set forth in the Confidentiality Agreement, which shall continue in full force and effect in accordance with its terms. The provisions of this Section 22 shall survive Closing.

         23. RIGHT OF FIRST REFUSAL. Purchaser acknowledges that (i) pursuant to that certain Radnor Technology and Research Center Lease, dated March 8, 2002, as amended, by and between the Partnership, as landlord, and Centocor, Inc., its successors and/or assigns ("Centocor"), as tenant, the Partnership previously granted to Centocor a right of first refusal (the "Right of First Refusal") to purchase the Property and (ii) Purchaser's rights hereunder are expressly subject and subordinate to the Right of First Refusal. If the Right of First Refusal is effectively exercised by Centocor, or Centocor otherwise elects to purchase the Property or any of the interests in the Partnership, Sellers may terminate this Agreement, in which event (1) all Seller Property Materials delivered by Sellers to Purchaser shall be returned to Sellers, and all Purchaser Property Materials, to the extent within Purchaser's possession or control, shall be delivered to Sellers and shall belong to and become the property of Sellers, (2) upon satisfaction by Purchaser of the delivery requirements in clause 23.(1) above, the Escrow Funds shall be returned to Purchaser, and (3) this Agreement shall terminate and no longer shall be of any force or effect, and no party shall have any further liability or obligation hereunder to any other, except under such provisions which shall expressly survive a termination of this Agreement.

         IN WITNESS WHEREOF, the parties have executed and delivered this Agreement of Purchase and Sale for Partnership Interests on the date and year first above written.

                                 SELLERS:

                                 RADNOR PROPERTIES ASSOCIATES-II, L.P.

                                 By: Radnor GP, L.L.C., its sole General Partner

                                     By: /s/ HUGH J. WARD III
                                         ---------------------------------------
                                         Hugh J. Ward III
                                         Senior Vice President

                                 RADNOR GP-145 KOP, L.L.C.

                                 By: /s/ HUGH J. WARD III
                                     -------------------------------------------
                                     Hugh J. Ward III
                                     Senior Vice President

                                 PURCHASER:

                                 BIOMED REALTY, L.P.

                                 By: Biomed Realty Trust, Inc., its sole General Partner

                                     By: /s/ ALAN D. GOLD
                                         ---------------------------------------
                                         Name: Alan D. Gold
                                         Title: CEO

                             JOINDER BY ESCROW AGENT

         CHICAGO TITLE INSURANCE COMPANY, the Escrow Agent named in the foregoing Agreement of Purchase and Sale, hereby joins in such Agreement (1) to evidence its agreement to hold the Deposit and all Escrow Funds, and otherwise to perform its obligations as Escrow Agent, all as provided for in Section 5; and (2) promptly upon receipt thereof, to confirm in writing to Sellers its receipt of the Initial Deposit and each subsequent component thereof.

                                            CHICAGO TITLE INSURANCE COMPANY

Dated: June 23, 2004                        By: /s/ CHARLES DEVINE
                                                -------------------------------
                                                Name: Charles Devine
                                                Title: Vice President

                       JOINDER BY PURCHASER'S REIT ENTITY

         Purchaser's REIT Entity hereby joins in the foregoing Agreement to confirm its agreement to perform its obligations in connection with the Purchaser's REIT Entity's Call/Put Guaranty and Purchaser's REIT Entity's IPO Guaranty, all as provided for in the Agreement.

                                            BIOMED REALTY TRUST, INC.

Dated: June 23, 2004                        By: /s/ ALAN D. GOLD
                                                -------------------------------
                                                Name: Alan D. Gold
                                                Title: CEO